UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PHILLIPS EDISON & COMPANY, INC.

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PHILLIPS EDISON & COMPANY®

2025 PROXY STATEMENT & NOTICE OF ANNUAL MEETING

Letter to Stockholders

March 19, 2025
Dear Fellow Stockholder,
On behalf of the Board of Directors and the entire PECO team, we cordially invite you to attend the 2025 Annual Meeting of stockholders of Phillips Edison & Company, Inc., a Maryland corporation.
The Annual Meeting will be held on Thursday, May 1, 2025, at 1:00 p.m. Eastern Time exclusively via live webcast at www.virtualshareholdermeeting.com/PECO2025. At the Annual Meeting, stockholders of record as of the close of business on March 7, 2025 will be asked to consider and vote upon various matters, as more fully described in this Proxy. On or about March 19, 2025, we will mail to our stockholders of record on March 7, 2025 a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this Proxy Statement and our annual report, and how to vote online.
PECO delivered market-leading operating results in 2024. Net income attributable to stockholders increased 10%, and we delivered Core FFO per share growth of nearly 4% in 2024, despite significant interest expense headwinds. Retailer demand across PECO’s portfolio remains strong. This is most evident in our high occupancy, strong comparable lease spreads and our leasing pipeline. Retailers want to be located in PECO’s neighborhood shopping centers where grocers drive recurring foot traffic. The transaction market also improved for us in 2024, allowing us to acquire over $300 million in assets, exceeding the high end of our original guidance for acquisitions.

The quality of PECO’s cash flows is important as we continue to grow our portfolio accretively, stay true to our core grocery-anchored strategy and create long-term value for our shareholders. In addition to our strong earnings growth, we believe PECO offers a solid dividend yield with room to grow. Given our demonstrated track record through various cycles, we believe an investment in PECO provides stockholders with a favorable balance of quality cash flows, mitigation of downside risk and strong internal and external growth. We believe the quality of our cash flows reduces our beta, and the strength of our growth increases our alpha.

Our exceptional results would not have been possible without the extraordinary efforts of all of our associates and the commitment and support from our Board of Directors. We believe we have one of the best teams in the Shopping Center sector. We are extremely proud of the work this team continues to accomplish each and every year.
Thank you for your continued support of PECO, the time you take to vote on the matters included herein and your participation in this year’s Annual Meeting.

Jeff Edison	Les Chao
Stockholder, Co-founder, Chairman & CEO	Stockholder and Lead Independent Director

2025 PROXY STATEMENT

Notice of Annual Meeting of Stockholders

2025 ANNUAL MEETING INFORMATION & PROXY STATEMENT SUMMARY
The 2025 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, May 1, 2025, at 1:00 p.m. Eastern Time exclusively via live webcast at www.virtualshareholdermeeting.com/PECO2025. At the Annual Meeting, stockholders of record as of the close of business on March 7, 2025 (“Record Date”) will be asked to consider and vote upon the following matters, as more fully described in the Proxy Statement:

ANNUAL MEETING OF STOCKHOLDERS

DATE: Thursday, May 1, 2025		TIME: 1:00 p.m. Eastern Time
PLACE: virtualshareholdermeeting.com/PECO2025		RECORD DATE: March 7, 2025

PROPOSAL		BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE (for more detail)

1.	Election of Directors	FOR each nominee	7
2.	Advisory Resolution to Approve Executive Compensation	FOR	26
3.	Ratification of Independent Registered Public Accounting Firm	FOR	50
Stockholders will not be permitted to physically attend the Annual Meeting. To attend the Annual Meeting, you will need the 16-digit control number included on the Notice on your proxy card, or on the instructions that accompany your proxy materials. We will start the online check-in process at 12:45 p.m. Eastern Time. Please allow ample time to complete the online check-in procedures. The virtual meeting format is designed to provide the same rights to participate as you would have at an in-person meeting.
YOUR VOTE IS IMPORTANT! You are entitled to vote and participate in the Annual Meeting if you were a stockholder of record as of the Record Date. Whether or not you plan to attend the Annual Meeting, please authorize a proxy to vote your shares as soon as possible.
To be counted, a proxy authorization must be received by 11:59 p.m. Eastern Time on Wednesday, April 30, 2025.
If you own shares in a brokerage account, please instruct your broker on how to vote your shares. Your broker is not allowed to vote your shares without your instruction (except for Proposal 3 above). Please refer to information from your broker, bank or other nominee on how to submit voting instructions. Stockholders have three options for submitting their votes by proxy:

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.
By Order of the Board of Directors,
Tanya E. Brady
General Counsel, Executive Vice President and Secretary
Dated: March 19, 2025

2025 PROXY STATEMENT

Important Notice Regarding Internet Availability of Proxy Materials
We are pleased to furnish our proxy materials to stockholders primarily over the internet. We believe this process expedites stockholders’ receipt of proxy materials, lowers costs, and reduces the environmental impact of our Annual Meeting, which aligns with the Company’s broader sustainability goals. On or about March 19, 2025, we will mail to our stockholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this Proxy Statement and our annual report, and how to vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the Notice.

2025 PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Proxy Statement, other than historical facts, may be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, management of our Company and involve uncertainties that could significantly affect our financial results. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”).

Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 11, 2025, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this Proxy Statement. Moreover, certain information included herein or elsewhere (such as our website) is informed by third-party frameworks or other stakeholder expectations and is not necessarily material for our SEC reporting purposes, even if we use language such as “material” or “materiality”; particularly in the sustainability context, “materiality” is subject to varying definitions that differ from (and are often more expansive than) the definition under US federal securities laws.

2025 PROXY STATEMENT	1

About PECO
Phillips Edison & Company, Inc. (“we,” the “Company,” “PECO,” “our,” or “us”), a real estate investment trust (“REIT”) founded in 1991, is one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers. As of December 31, 2024, PECO managed 316 shopping centers, including 294 wholly-owned centers comprising 33.3 million square feet across 31 states and 22 shopping centers owned in three institutional joint ventures.
Our portfolio primarily consists of neighborhood shopping centers anchored by the #1 or #2 grocer retailers by sales within their respective formats by trade area. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. Our tenants, whom we refer to as “Neighbors,” are a mix of national, regional and local retailers that primarily provide necessity-based goods and services. We believe our locations are in fundamentally strong demographic markets throughout the U.S. Our brick and mortar assets positively contribute to our Neighbors’ omni-channel strategies and serve as last-mile delivery solutions.
Our business objective is to own, operate and manage well-occupied grocery-anchored shopping centers in order to deliver long-term growth and value creation to all stakeholders while acting as a responsible corporate citizen. We seek to achieve this objective by generating cash flows, income growth and capital appreciation for our stockholders through our differentiated and focused strategy, responsible balance sheet management, cycle-tested and experienced team and integrated operating platform. Our goal is to create great grocery-anchored shopping experiences and improve our communities, one center at a time.
We believe our differentiated strategy drives strong financial and operational performance and future growth, including showing resiliency during economic down cycles. Our strategy is to grow our portfolio by pursuing acquisitions in a disciplined manner, while maintaining an attractive leverage profile and flexible balance sheet to preserve our investment grade rating. We believe our cycle-tested integrated operating platform will continue to provide stability and generate growth in our existing portfolio, optimizing returns for our stockholders.
Our Portfolio - Strategic Presence in Suburban Markets

294	33.3	31
NEIGHBORHOOD CENTERS	MILLION SQUARE FEET	STATES

2025 PROXY STATEMENT	2

Core Values
For over 30 years, our Core Values have driven our culture, decision-making and actions – they reflect who we are, what we do and how we conduct our business. Our Core Values exemplify our commitment to our associates, our Neighbors, our stockholders and the communities we proudly serve. They are designed to represent our commitment to excellence in operating our business every day while fostering a culture that is energetic, innovative and competitive.

2025 PROXY STATEMENT	3

2024 Performance Highlights
Highlights of our performance for the year ended December 31, 2024 include:
For a reconciliation of Net Income to Funds From Operations (“FFO”) Attributable to Stockholders and OP Unit Holders, as defined by the National Association of Real Estate Investment Trusts (“Nareit FFO”), Core FFO Attributable to Stockholders and OP Unit Holders (“Core FFO”), Same-Center Net Operating Incoming (“Same-Center NOI”), Total Enterprise Value (“TEV”) and Net Debt to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate (“EBITDAre”), please see Annex A. Management believes these non-GAAP metrics are useful to investors and analysts, and are widely recognized as a measure of REIT operating performance.

2025 PROXY STATEMENT	4

The following graph is a comparison of the cumulative Total Stockholder Return (“TSR”), S&P’s 500 Composite Index (“S&P 500”), FTSE Nareit All Equity REITs index (“FNER”), and FTSE Nareit Equity Shopping Centers index (“FNSC”). The graph assumes that $100 was invested on July 15, 2021 (the first trading day for shares of our common stock) and assumes the reinvestment of any dividends. The TSR shown on the graph below is not indicative of future performance.

Corporate Governance
Our Board and executive management team are committed to excellence in corporate governance. Our Board has adopted Corporate Governance Guidelines that set forth the Board’s responsibility for oversight of the business and affairs of the Company as well as guidelines for determining director independence and consideration of potential nominees to the Board. The Board has adopted Corporate Governance Guidelines, which are available on our website at www.phillipsedison.com/investors/governance.

2025 PROXY STATEMENT	5

Board of Directors
Our Board of Directors (the “Board”) consists of ten members, seven of whom are independent and three of whom are not independent, including Jeff Edison who serves as our CEO. Each of these directors are nominated for election at our 2025 annual stockholder meeting.

	Edison	Chao	Fischer	Murphy	Quazzo	Silfen	Strong	Terry	Wang	Wood
Age	64	68	65	65	65	39	64	57	38	66
Tenure	2009	2010	2019	2024	2013	2019	2018	2023	2023	2016
Lead Independent Director		●
Independent Directors		●	●		●	●	●	●		●
Committees
Audit		❖	●					●		●
Compensation		●				●	❖			●
Nominating & Governance			❖		●	●	●
Experience / Qualifications
Business/Strategic Leadership	●	●	●	●	●	●	●	●	●	●
Real Estate / Retail Industry	●	●	●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●	●	●
Financial / Accounting	●	●	●	●	●	●	●	●	●	●
Investment / Capital Markets	●	●	●	●	●	●	●	●		●
Risk Management or Oversight	●	●	●	●	●	●	●	●	●	●
Technology / Information Systems / Data and Cybersecurity	●	●					●		●	●
Human Capital Management	●	●	●	●	●	●	●	●	●	●
❖ = Chair
Mr. Chao served as a member of the Nominating & Governance Committee until October 30, 2024, at which time he was appointed to serve on the     Compensation Committee. Mr. Quazzo served as a member of the Audit Committee until February 21, 2024, at which time he was appointed to serve on the Nominating and Governance Committee. Ms. Silfen was appointed to serve on the Nominating & Governance Committee on October 30, 2024.
Board Composition
The following charts show the composition of our ten director nominees by age, tenure, and gender. More information about the composition of our Board and the nominees can be found below.

2025 PROXY STATEMENT	6

Ongoing Best Practices
Through the Nominating and Governance Committee, the Board directly and regularly reviews developments in corporate governance and best practices and makes modifications to the committee charters and other key governance documents, policies and practices as necessary or desirable. As part of our commitment to excellence in corporate governance, the following are examples of how our governance structure is designed to align with current best practices:

WHAT WE DO	WHAT WE DON’T DO
•Conduct our business operations under the direction of our Board
•Provide for annual election of all directors
•Align pay and performance by linking compensation to the achievement of Company and individual performance criteria tied to operational and strategic objectives
•Maintain rigorous stock ownership guidelines for the non-employee directors, CEO and other named executive officers
•Maintain a Board comprised of a majority of independent directors (7 out of 10)
•Have our Board perform an annual self-evaluation and performance assessment
•Provide directors continuing education opportunities through Board and committee presentations
•Retain independent advisors as needed for the Board and its committees to perform their responsibilities
•Provide complete access to management so directors can ask questions directly and receive all information necessary to perform their duties
•Have our Nominating and Governance Committee review changes in director circumstances to evaluate appropriateness of their continued service to the Board
•Provide stockholders the right to amend the Bylaws
•Have our independent directors meet exclusively at least bi-annually
•Have our independent directors exclusively handle selection for vacant director positions
•Conduct annual assessments of compensation at risk and maintain a clawback policy

•No uncapped annual or long-term incentive awards
•No directors may serve on other boards that are inconsistent with our conflict-of-interest policies
•No compensation or incentives that encourage risk-taking reasonably likely to have a material adverse effect on the Company
•No Board classification without stockholder approval
•No additional compensation to executive officers for director service
•No non-independent directors may serve on any Board committees
•No re-pricing or buyouts of underwater stock options
•No hedging or pledging transactions involving our securities
•No guarantees of cash incentive compensation or equity grants
•No employment contracts with executive officers
•No supermajority voting requirements
•No Stockholder rights plan (no “poison pill”)
•No “single-trigger” change in control cash severance payments

Our Director Nominees
The director nominees represent a broad range of experience, professions, skills, geographic representation and backgrounds, enabling the Board to lead and advise PECO on its most important matters. The majority of our director nominees have decades of leadership experience in real estate, finance and investment, including several with institutional experience with PECO and the REIT industry, and those who have joined our Board more recently bring new perspectives and insights. This breadth of experience enables our Board to help guide our strategy and oversee its execution by management. Several of our director nominees have served on boards of other public companies, which we believe is valuable, and each of our director nominees has demonstrated prudent judgment and integrity in highly competitive businesses.
The names and ages of the director nominees, together with certain biographical information and the experience, qualifications, attributes, and skills that led the Board to nominate and recommend that the director nominees continue to serve as directors are set forth below.

2025 PROXY STATEMENT	7

JEFFREY (JEFF) S. EDISON
Chief Executive Officer and Chairman
Director Since 2009
Age 64

Mr. Edison has served as PECO’s Chairman of the Board and Chief Executive Officer since December 2009 and also served as President from October 2017 to August 2019. Mr. Edison also served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT III, Inc. from April 2016 through the date it merged with PECO in October 2019, and served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT II, Inc. from 2013 through the date it merged with PECO in November 2018. Mr. Edison co-founded Phillips Edison Limited Partnership and has served as a principal since 1995. Before founding PECO, Mr. Edison was a Senior Vice President from 1993 until 1995 and a Vice President from 1991 until 1993 at NationsBank’s South Charles Realty Corporation. Prior to that, Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990, and was employed by The Taubman Company from 1984 to 1987. Mr. Edison holds a Bachelor of Arts in mathematics and economics from Colgate University and a Master of Business Administration from Harvard University. In determining that he should serve as a director, our Board considered Mr. Edison’s extensive experience of more than 30 years in the commercial real estate industry, his leadership skills, integrity and judgment, and the deep knowledge of the Company and its assets he brings as our co-founder.

LESLIE (LES) T. CHAO
Lead Independent Director (Non-Management)
Director Since 2010	Committee Membership:	Audit Committee (Chair)
Age 68		Compensation Committee

Mr. Chao has served as a director since July 2010 and as Lead Independent Director since November 2017. He retired in 2008 as Chief Executive Officer of Chelsea Property Group, Inc., a New York Stock Exchange (“NYSE”) listed shopping center REIT with operations in the United States, Asia and Mexico (now part of Simon Property Group, NYSE: SPG), previously serving as President and Chief Financial Officer. He has been a board member of London-based Value Retail PLC since 2009; and a co-founder and chairman of entities comprising Value Retail China, a privately-held owner/developer of retail properties, since 2012. From 2005 to 2008, he was an inaugural member of the board of Link REIT, the first publicly-listed and largest REIT in Hong Kong. Earlier in his career, Mr. Chao was with Manufacturers Hanover Corporation (now part of JPMorgan Chase & Company), ending in 1987 as a Vice President in the bank holding company treasury group. He received a Master of Business Administration from Columbia University and a Bachelor of Arts from Dartmouth College, where he is a member of the President’s Leadership Council and the advisory board of the Hopkins Center for the Arts. In determining that he should serve as a director, our Board considered Mr. Chao’s extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, integrity, judgment, leadership skills, and independence from management and our affiliates.

2025 PROXY STATEMENT	8

ELIZABETH (LIZ) O. FISCHER
Independent Director (Non-Management)
Director Since 2019	Committee Membership:	Audit Committee
Age 65		Nominating & Governance Committee (Chair)

Ms. Fischer has served as a director since 2019. She joined Goldman Sachs & Co. LLC in 1998 and most recently served as Managing Director of the Bank Debt Portfolio Group from 2010 until her retirement in May 2019, where she managed Leveraged Finance led syndicated loans. She also served four years as co-head of Goldman Sachs’ firm-wide Women’s Network for the Americas. Prior to joining Goldman Sachs, she held various positions in the leveraged finance, syndications, and risk management group at the Canadian Imperial Bank of Commerce (CIBC). Ms. Fischer began her career at KPMG LLP and was formerly a certified public accountant. She holds a Bachelor of Arts from Colgate University and a Master of Business Administration from New York University. In determining that she should serve as a director, our Board considered Ms. Fischer’s extensive financial and investment expertise, leadership skills, integrity, judgment, and independence from management and our affiliates.

DEVIN I. MURPHY
Director (Non-Management)
Director Since 2024	Committee Membership:	None
Age 65

Mr. Murphy joined PECO’s board of directors in 2024. Mr. Murphy served as President of PECO from August 2019 until December 31, 2023. Prior to that, he served as PECO’s Chief Financial Officer from June 2013, when he joined the Company, to August 2019. Before joining PECO in 2013, Mr. Murphy worked for 27 years as an investment banker and held senior leadership roles at Morgan Stanley and Deutsche Bank. He served as the Global Head of Real Estate Investment Banking at Deutsche Bank and as a Vice Chairman of Morgan Stanley. Mr. Murphy serves as a director of Macerich (NYSE: MAC), an owner of retail shopping centers, and serves on the Compensation and Nominating and Governance Committees. He also has served as an independent director of CoreCivic (CXW), a NYSE-listed corporation that provides diversified government solutions in corrections and detention management, since 2018. He serves on the Audit Committee, Risk Committee and chairs the Nominating and Governance Committee at CXW. Mr. Murphy is also a senior advisor to the venture capital fund Fifth Wall. Previously, Mr. Murphy served as chairperson of Apartment Income REIT Corp (NYSE: AIRC), an apartment REIT, and served on the Audit, Compensation and Human Resources and Governance and Corporate Responsibility Committees of AIRC until the company was sold to Blackstone in June 2024. He previously served as a Director of the NYSE-listed real estate services firm Grubb and Ellis prior to its sale to BGC Partners and of the S&P 500 company Apartment Investment and Management (AIV) prior to its spin-off transaction. He earned a BA in English and history with honors from the College of William & Mary and an MBA from the University of Michigan. In determining that he should serve as a director, our Board considered Mr. Murphy’s extensive experience in the commercial real estate industry, including with PECO, together with his extensive investment expertise, capital markets experience, public company director experience, leadership skills, integrity, and judgment.

2025 PROXY STATEMENT	9

STEPHEN (STEVE) R. QUAZZO
Independent Director (Non-Management)
Director Since 2013	Committee Membership:	Nominating & Governance Committee
Age 65

Mr. Quazzo has served as a director since 2013. He is co-founder and Chief Executive Officer of Pearlmark Real Estate, LLC. From 1991 to 1996, Mr. Quazzo served as President of Equity Institutional Investors, Inc., a subsidiary of investor Sam Zell’s private holding company, Equity Group Investments, Inc. Mr. Quazzo was responsible for raising equity capital and performing various portfolio management services in connection with the firm’s real estate investments, including institutional opportunity funds and public REITs. Prior to joining the Zell organization, Mr. Quazzo was in the Real Estate Department of Goldman, Sachs & Co., where he was a Vice President responsible for the firm’s real estate investment banking activities in the Midwest. He is a Trustee of the Urban Land Institute (“ULI”), past Chair of the ULI Foundation, a member of the Pension Real Estate Association, and a licensed real estate broker in Illinois. In addition, Mr. Quazzo currently serves as a director of Marriott Vacations Worldwide (NYSE: VAC) and previously served as a director of ILG, Inc. (Nasdaq: ILG) until September 2018 and Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) until September 2016. He also sits on a number of non-profit boards, including Rush University Medical Center, the Chicago Symphony Orchestra Endowment, and Deerfield Academy. Mr. Quazzo holds a Bachelor of Arts and a Master of Business Administration from Harvard University, where he has served as a Director of the Alumni Association for the college and as a member of the Board of Dean’s Advisors for the business school. In determining that he should serve as a director, our Board considered Mr. Quazzo’s extensive experience in the commercial real estate industry, together with his extensive investment management expertise, public company director experience, leadership skills, integrity, judgment, and independence from management and our affiliates.

JANE E. SILFEN
Independent Director (Non-Management)
Director Since 2019	Committee Membership:	Compensation Committee
Age 39		Nominating & Governance Committee

Ms. Silfen has served as director since 2019. She is a Vice President of Mayfair Management Co., Inc., a family office where she is responsible for overseeing and making public and private investments. She has held this role since 2015. Ms. Silfen began her career in investment banking at Goldman, Sachs & Co. from 2007 to 2010 and later served as a Vice President at Encourage Capital, LLC from 2014 to 2017. In 2019 she founded Mayfair Advisors, a clean technology investment consultancy. From 2019 to 2023, she also worked at WindSail Capital Group, which provides growth financing to companies advancing decarbonization, first as an Operating Advisor working directly with WindSail’s portfolio companies and subsequently as a Managing Director on WindSail’s investment team. Ms. Silfen holds a Bachelor of Arts from the University of Pennsylvania and a Master of Public Policy and Master of Business Administration from Harvard Business School. She is also a CFA Charterholder. In determining that she should serve as a director, our Board considered Ms. Silfen’s investment experience, clean technology and sustainability expertise, integrity, judgment, and independence from management and our affiliates.

2025 PROXY STATEMENT	10

JOHN A. STRONG
Independent Director (Non-Management)
Director Since 2018	Committee Membership:	Compensation Committee (Chair)
Age 64		Nominating & Governance Committee

Dr. Strong has served as director since 2018. Since July 2010, Dr. Strong has served as Chairman and Chief Executive Officer of Bankers Financial Corporation, a diversified financial services company for outsourcing solutions for claims, policy and flood products for insurers; insurance tracking for lenders; human resources solutions for small business; warranties for consumer electronics and new homes; insurance and maintenance services for properties, businesses and builders; and surety bonds for bail. From 2005 to 2010, he served as the President and Managing Partner of Greensboro Radiology. Since 2007, Dr. Strong has served as a board member of Bankers Financial Corporation. He previously served as a director of Phillips Edison Grocery Center REIT II, Inc. from May 2017 to November 2018 when it merged into PECO. Dr. Strong holds a Bachelor of Science in mathematics from Duke University and a Doctor of Medicine degree from Michigan State University College of Human Medicine as well as his residency and fellowship in radiology from Duke University. In determining that he should serve as a director, our Board considered Dr. Strong’s financial and management expertise, judgment, leadership skills, and independence from management and our affiliates.

ANTHONY (TONY) E. TERRY
Independent Director (Non-Management)
Director Since 2023	Committee Membership:	Audit Committee
Age 57

Mr. Terry has served as a director since 2023. He previously served as Executive Vice President and Chief Financial Officer for Marriott Vacations Worldwide Corporation (NYSE: VAC), a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, from October 2021 until his retirement in September 2023, and served as Senior Vice President, Global Operational Finance at VAC from July 2005 to September 2021. As CFO at VAC, Mr. Terry led the global finance and accounting organization as well as the feasibility and development functions. Mr. Terry spent more than 26 years with VAC and has extensive experience in strategic planning, organizational optimization and financial analysis. He held numerous roles of increasing responsibility, including leadership roles in accounting, finance, new product development, brand management, product supply management, strategic planning, M&A, investor relations and capital markets. Prior to VAC, Mr. Terry worked in various management roles at The Walt Disney Company and Arthur Andersen LLP. Mr. Terry is currently on the board of directors of Newell Brands (NASDAQ: NWL), where he serves as a member of the audit committee and the nominating and governance committee and is also a member of the advisory committee for the Department of Finance at the University of Central Florida. Mr. Terry holds a Bachelor of Science in accounting from Florida State University and has attended the Wharton Business School Executive Development Program. In determining that he should serve as a director, the Board considered Mr. Terry’s public company expertise, corporate and operational finance expertise, strategic planning expertise, business development expertise, integrity, judgment and leadership skills.

2025 PROXY STATEMENT	11

PARILEE E. WANG
Director (Non-Management)
Director Since 2023	Committee Membership:	None
Age 38

Ms. Wang has served as a director since 2023. Since February 2023, Ms. Wang has served as the Chief Product Officer of Alloy, a global identity risk decisioning platform that helps banks and fintech companies automate their decisions for onboarding, ongoing monitoring and credit underwriting. From March 2022 to February 2023, Ms. Wang served as the Head of Product of Alloy. Prior to joining Alloy, Ms. Wang was with Bread Finance (now Bread Financial), where she served as Senior Vice President and Head of Product from June 2020 to February 2022. As a member of the senior leadership team, Ms. Wang drove the product vision and execution that led to the successful sale of Bread Finance to Alliance Data Systems in December 2021 for approximately $450 million. Ms. Wang additionally held roles at Bread Finance of Vice President and Head of Product from May 2019 to June 2020 and Senior Director and Head of Product from January 2018 to May 2019. From 2012 to 2018, Ms. Wang was with OnDeck Capital Inc., where she held various positions, ending as Senior Director, Product Management. In that role, Ms. Wang led new product development and global expansion efforts, contributing to OnDeck's approximately $1.3 billion initial public offering in December 2014. From 2008 to 2011, Ms. Wang served as Manager, Digital Business Development of Barnes & Noble.com. Ms. Wang holds a Bachelor of Arts in international relations from Stanford University, where she graduated Phi Beta Kappa with Distinction, and a Master of Business Administration from Harvard Business School, where she was a Baker Scholar. In determining that she should serve as a director, the Board considered Ms. Wang’s banking and financial technology sector experience, data-driven business development expertise, business start-up expertise, educational excellence, integrity, judgment, leadership skills and passion for supporting the Company's core values while protecting the long-term interests of shareholders.

GREGORY (GREG) S. WOOD
Independent Director (Non-Management)
Director Since 2016	Committee Membership:	Audit Committee
Age 66		Compensation Committee

Mr. Wood has served as a director since 2016. Previously, he served as Executive Vice President and Chief Financial Officer of EnergySolutions, Inc., a leading services provider to the nuclear industry, from June 2012 until his retirement in June 2023. Prior to that, Mr. Wood held the role of Chief Financial Officer at numerous public and private companies, including Actian Corporation, Silicon Graphics, Liberate Technologies, and InterTrust Technologies. Mr. Wood was a director of Steinway Musical Instruments, Inc. from October 2011 to October 2013, where he also served as Chairman of the Audit Committee. Mr. Wood, formerly a certified public accountant, holds a Bachelor of Business Administration in accounting from the University of San Diego and a Juris Doctor from the University of San Francisco School of Law. In determining that he should serve as a director, our Board considered Mr. Wood’s accounting and financial management expertise, public company director experience, integrity, judgment, and independence from management and our affiliates.

BOARD LEADERSHIP STRUCTURE
The Board believes it should have the flexibility to periodically (i) determine the leadership structure that is best for the Company and (ii) review such structure to determine whether it continues to serve the Company and its stockholders. The current leadership structure of the Board features the following:

CHAIRMAN OF THE BOARD	Mr. Jeffrey S. Edison
LEAD INDEPENDENT DIRECTOR	Mr. Leslie T. Chao
BOARD COMMITTEES	Independent directors only
Since the Chairman of the Board (“Chairman”) is an employee of the Company, the Board also elects a Lead Independent Director from its independent directors. The Board believes this leadership structure provides a well-functioning and effective balance between strong management leadership and appropriate oversight by the Lead Independent Director. With Mr. Edison as both Chief Executive Officer (“CEO”) and Chairman, Mr. Chao as the Lead Independent Director, and committees comprised exclusively of independent directors, the Board believes this is the

2025 PROXY STATEMENT	12

optimal structure to guide the Company and maintain the focus required to achieve the business goals and grow stockholder value.
Chairman of the Board
As Chairman, Mr. Edison presides over stockholder and Board meetings, oversees the setting of the agenda for those meetings and the dissemination of information about the Company to the Board, and represents the Company at public events. Mr. Edison has served as our Chairman and CEO since December 2009.
Lead Independent Director

Mr. Chao has served as our Lead Independent Director since November 2017. The Lead Independent Director consults periodically with the Chairman and CEO on Board matters, Board agendas, and issues facing the Company. In addition, the Lead Independent Director: (i) serves as the principal liaison between the Chairman and the independent directors; (ii) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and (iii) performs such other duties as may be assigned by the Board.

Director Independence
Currently, our Board consists of ten directors. Seven of our ten directors and all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are “independent” as defined by the rules of the Nasdaq Global Select Market (“Nasdaq”). The Nasdaq independence standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of our non-employee directors, other than Mr. Murphy and Ms. Wang, are “independent” as defined by Nasdaq. Mr. Murphy was previously employed by the Company until July 1, 2024 and Ms. Wang is the daughter of Mr. Edison.
Independent Director Executive Sessions
In 2024, the independent directors met in executive session at all regularly scheduled Board and committee meetings. The Lead Independent Director chairs the Board executive sessions, and the chairs of the applicable committees chair the committee meetings.
Attendance
The Board held four meetings in 2024. Each director attended 100% of the meetings of the Board and each Board committee on which they then served. Each director also attended the 2024 Annual Meeting of stockholders. Each director is expected to make reasonable efforts to attend all meetings of the Board and committees on which the director serves, as well as the Company’s Annual Meeting of stockholders.

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BOARD COMMITTEES
The Board has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance (“N&G”) Committee. The principal functions of each committee are described briefly below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of the business and affairs of our Company. Each committee’s charter is available on our website at www.phillipsedison.com/investors/governance.

AUDIT COMMITTEE
Total Members(1):	4	✓ Mr. Chao, Chair
2024 Meetings:	4	✓ All members independent
		✓ All members “financially literate” per Nasdaq rules
		✓ All members “audit committee financial experts”
(1) Mr. Quazzo served as a member of the Audit Committee until February 21, 2024. There are currently four members on the Audit Committee.
Duties and Responsibilities:
•Oversee the reporting processes and financial exposure of the Company
•Select and engage the Company’s independent registered public accounting firm
•Monitor the integrity of the financial statements, including REIT compliance
•Oversee our system of internal control over financial reporting established by our management, and our audit and financial reporting process
•Review and monitor our enterprise risk, cybersecurity, and compliance programs, and oversee our compliance with applicable laws and regulations
•Oversee, review and periodically update the Company’s Code of Business Conduct and Ethics and the Company’s system to monitor compliance and enforce the Code of Business Conduct and Ethics
•Reviews and monitors the whistleblower program, specifically with respect to any financial reporting matters
Requirements:
•All members of the Audit Committee qualify as an “audit committee financial expert” as defined by applicable SEC regulations
•All members of the Audit Committee satisfy the independence requirements of Nasdaq and the independence rules for members of the Audit Committee issued by the SEC
•Each member of the Audit Committee is “financially literate” within the meaning of the Nasdaq rules
Audit Committee duties and responsibilities are set forth in further detail in the Audit Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance.

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COMPENSATION COMMITTEE
Total Members(1):	4	✓ Dr. Strong, Chair
2024 Meetings:	4	✓ All members independent

(1) Mr. Chao was appointed to the Compensation Committee on October 30, 2024. There are currently four members on the Compensation Committee.
Duties and Responsibilities:
•Establish and preside over the overall compensation philosophy of the Company
•Review and approve corporate goals and objectives relevant to the CEO and other executive officers’ compensation, including annual performance objectives, if any
•Review and approve the compensation of the CEO and other executive officers
•Evaluate and approve director and executive officer compensation plans, policies and programs
•Assess and balance executive compensation risk to ensure that Company executives are not incentivized to take actions which create unnecessary risk for the Company
•Review, discuss with management and make a recommendation to the Board on the Compensation Discussion and Analysis required to be included in our proxy statement for the Annual Meeting of stockholders
•Provide a Compensation Committee Report in compliance with the applicable federal securities laws and regulations
Attributes:
•No member of the Compensation Committee was an officer or employee of the Company during 2024
•No member of the Compensation Committee is a former officer of the Company or was a party to any related party transaction involving the Company required to be disclosed under Item 404 of Regulation S-K during 2024
•During 2024, none of our named executive officers (“NEOs”) served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or the Compensation Committee
•All members of our Compensation Committee satisfy the independence requirements of Nasdaq and the independence rules for members of the Compensation Committee issued by the SEC
Compensation Committee duties and responsibilities are set forth in further detail in the Compensation Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance.

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NOMINATING AND GOVERNANCE COMMITTEE
Total Members(1):	4	✓ Ms. Fischer, Chair
2024 Meetings:	4	✓ All members independent

(1) Mr. Quazzo was appointed to the Nominating and Governance Committee on February 21, 2024. Mr. Chao served as a member of the Nominating and Governance Committee until October 30, 2024, at which time Ms. Silfen was appointed to the committee. There are currently four members on the Nominating and Governance Committee.
Duties and Responsibilities:
•Establish criteria and qualifications for new directors
•Identify high-quality individuals with the skills and experience for nomination to the Board
•Evaluate candidates for nomination to the Board, including those recommended by stockholders
•Review and make recommendations concerning the size, structure and composition of the Board
•Recommend members of the Board to serve on Board committees and, if required, recommend the removal of committee member(s)
•Lead the annual Board performance review
•Oversee the Company’s Corporate Responsibility and Sustainability program
•Consider possible conflicts of interest of directors and executive officers and questions of director independence
•Establish corporate governance practices, guidelines and policies to adopt for the Company
Additional Item of Note:
•All members satisfy the independence requirements of Nasdaq and the independence rules for members of the Nominating and Governance Committee issued by the SEC
Nominating and Governance Committee duties and responsibilities are set forth in further detail in the Nominating and Governance Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance.

2025 PROXY STATEMENT	16

BOARD’S ROLE IN RISK OVERSIGHT
While day-to-day risk management is primarily the responsibility of PECO’s management team, the Board is responsible for strategic planning and overall enterprise-wide supervision of our risk management activities. A key aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. Therefore, management provides periodic reports to the Board with respect to our operations, business strategies and the monitoring of related risks, and our Board discusses with management the appropriate level of risk for the Company. The Board oversees our financial credit and liquidity risk by working with management to evaluate elements of financial and credit risk and advises on our financial strategy, capital structure and long-term liquidity needs.
The Board also delegates oversight to the Audit and Compensation Committees to oversee selected elements of risk. Our Audit Committee selects and engages our independent registered public accounting firm, from whom it receives regular periodic reports regarding various areas of potential risk and oversees its independence. Our Audit Committee also oversees other financial risk exposures by (i) monitoring the integrity of our financial statements and our internal control over financial reporting, (ii) overseeing our internal audit function, and (iii) meeting periodically with financial management, independent auditors, and legal advisors for updates on risks related to our financial reporting function. Our Audit Committee has oversight responsibility for our enterprise risk management and cybersecurity programs. Our Audit Committee also reviews and monitors our compliance programs, including the whistleblower program, and is tasked with overseeing, reviewing, and periodically updating our Code of Business Conduct and Ethics and the systems in place to monitor compliance and ensure enforcement. The Compensation Committee is responsible for overseeing human capital management and risks related to our compensation policies and practices, and specifically the design of executive compensation to create incentives appropriate to our business strategy and stockholder interests without incentivizing actions which create unnecessary or excessive risk for the Company.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers (including our principal executive, principal financial, and principal accounting officers), and all associates. The Code of Business Conduct and Ethics is available on our website at www.phillipsedison.com/investors/governance. The Company will disclose within four business days any substantive changes in or any waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website.
The Code of Business Conduct and Ethics sets forth our policies and expectations on several topics, including inclusion and belonging, workplace safety and health, business practices (including conflicts of interest), compliance with laws (including insider trading laws), use of our assets and interactions with outside parties and our community, and satisfies the SEC’s requirements for a code of ethics, as defined by Item 406 of Regulation S-K.
As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and associates are provided with the following avenues through which they can report violations or suspected violations of the Code of Business Conduct and Ethics, or any laws, rules, regulations or policies that apply to the Company: (i) speaking with their manager or department head, another trusted leader within the Company or our General Counsel, Chief Compliance Officer or Chief People Officer; (ii) a toll-free, third-party operated, phone number; and (iii) a website. The toll-free phone number and website are available 24 hours a day, seven days a week. Associates can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any person who makes a report in good faith.
Succession Planning
The Board is actively engaged in succession planning for executive roles, including the role of CEO. Succession plans are reviewed regularly to ensure the Company has a talent plan in place that will ensure uninterrupted performance in the event of changes within the management team or other key roles in the organization.

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Stock Ownership Policy
The Board has implemented a Stock Ownership Policy (“SOP”) that is designed to focus our directors and NEOs on long-term stockholder value creation. Our SOP sets stock ownership targets for non-employee directors as a multiple of their annual retainer and for our NEOs as a multiple of base salary. The stock ownership targets are to be achieved by directors and our NEOs over a maximum five-year period. If a SOP participant does not reach his or her target by the end of the required period, they must retain 100% of all equity held and subsequently awarded until they meet their target. Also, given that stock prices of all companies are subject to market volatility, our SOP requires that if a significant decline in our stock price occurs that causes a participant’s holdings to fall below their required threshold, such director or NEO must retain all shares until their target has again been achieved.

Chief Executive Officer	●	●	●	●	●	●	●	●	●	●	10x
multiple of annual base salary
Non-Management Directors	●	●	●	●	●	5x
multiple of retainer

Non-CEO NEOs	●	●	●	3x
multiple of annual base salary

Director Compensation
Our director compensation program is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced directors, and to align our directors’ interests with those of our stockholders by including a substantial portion of their compensation in shares of our common stock. Non-employee director compensation is set by the Compensation Committee. Based upon an extensive analysis of director compensation of other publicly traded REITs undertaken by the Compensation Committee, we believe our director compensation program continues to be commensurate with our peers so that we continue to draw and keep qualified and experienced directors on our Board.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Cash Compensation
Our non-employee directors were entitled to receive an annual cash retainer in the amount of $65,000 and additional annual cash retainers for committee and Lead Independent Director service as follows:
•Chair of Audit Committee: $25,000
•Chair of Compensation Committee: $20,000
•Chair of Nominating and Governance Committee: $20,000
•Non-Chair Audit Committee Member: $15,000
•Non-Chair Compensation Committee Member: $15,000
•Non-Chair Nominating and Governance Committee Member: $15,000
•Lead Independent Director: $45,000
In addition to annual cash retainers, each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings in person.
Equity Compensation
In addition to cash retainers, each non-employee director will receive an annual grant in the form of restricted stock shares or Class B Units, as elected by the applicable non-employee director, in either case, with a total award value

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equal to $110,000 immediately following each Annual Meeting (the “annual equity grant”). Each annual equity grant will vest in full on the earlier of (i) the date of the next Annual Meeting of our stockholders following the grant date (which, under the minimum vesting requirements contained in our 2020 Omnibus Incentive Plan, as amended, generally must be at least 50 weeks after the immediately preceding year’s Annual Meeting) or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the vesting date.
As of March 19, 2025, each non-employee director that has served on the board for five years is in compliance with the applicable minimum targets of the common stock or common stock equivalent ownership levels required by our SOP (described above). Under our SOP, a new non-employee director must achieve the required thresholds within a five-year period.
Director Compensation Table
The following table sets forth the compensation of our non-employee directors who served on the Board during 2024. Mr. Edison did not receive any compensation for his service as a director and his compensation as a NEO is set forth in the Summary Compensation Table.

		Stock	All Other
	Fees Earned or Paid	Awards	Compensation
	in Cash ($)(1)	($)(2)	($)(3)	Total ($)
Leslie T. Chao	150,000	110,000(4)	5,303	265,303
Elizabeth O. Fischer	100,000	110,000(4)	5,303	215,303
Devin I. Murphy	32,500	461,002(5)	576,793(6)	1,070,295
Stephen R. Quazzo	80,000	110,000(4)	5,303	195,303
Jane E. Silfen	82,568	110,000(4)	5,303	197,871
John A. Strong	100,000	110,000(4)	5,303	215,303
Anthony E. Terry	80,000	110,000(4)	3,167	193,167
Parilee E. Wang	65,000	110,000(7)	3,641	178,641
Gregory S. Wood	95,000	110,000(4)	5,303	210,303

(1)Represents cash fees earned in 2024, certain of which were paid in 2025 in arrears.
(2)Represents the aggregate grant date fair value of restricted stock or Class B Units made to our directors in 2024, calculated in accordance with Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), excluding any estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the director upon vesting of the awards. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the year ended December 31, 2024.
(3)Represents dividends paid on unvested restricted stock and/or Class B Units.
(4)As of December 31, 2024, unvested restricted stock held by each of Messrs. Chao, Quazzo, Strong, Terry, and Wood and Mses. Fischer and Silfen totaled 3,364 shares.
(5)As of December 31, 2024, unvested Class B Units held by Mr. Murphy totaled 2,789 units. Amounts reported in this column for Mr. Murphy also include the aggregate grant date fair value of $369,969 awards of Class B Units and Class C Units granted to Mr. Murphy on March 1, 2024 in connection with his employment with the Company.
(6)Represents $1,357 dividends paid on unvested Class B Units and $575,436 in earnings paid to Mr. Murphy as an employee prior to his retirement on July 1, 2024; base salary totaling $274,615, annual bonus totaling $262,500, 401(k) match totaling $6,863, and distributions paid on unvested Class B and Class C Units totaling $31,458.
(7)As of December 31, 2024, unvested Class B Units held by Ms. Wang totaled 3,364 units.

DIRECTOR NOMINATION PROCESS
Prior to each Annual Meeting of stockholders, or if applicable, a special meeting of stockholders at which directors are to be elected or re-elected, the Nominating and Governance Committee will recommend to the Board for nomination such candidates as the Nominating and Governance Committee has found to be well-qualified and willing and able to serve. The Nominating and Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders. In addition, the Nominating and Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties.
Board Membership Criteria
As described in the Company’s Corporate Governance Guidelines, both the Nominating and Governance Committee, in recommending director candidates to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Board and Nominating and Governance Committee both take into account

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many factors in recommending candidates for a director position. These factors include, but are not limited to, the following criteria set forth in our Corporate Governance Guidelines for all candidates:
•Corporate management experience, such as serving as an officer or former officer of a publicly held company;
•Board member experience at another publicly held company;
•Professional and academic experience relevant to the real estate industry;
•Strength of leadership skills;
•Finance and accounting and/or executive compensation practices experience; and
•Ability to commit the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.
The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation, and backgrounds. The Nominating and Governance Committee does not assign specific weighting to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee and the Board monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.
Stockholder Nominees
Stockholders may directly nominate potential directors (without the recommendation of the Board) by satisfying the procedural requirements for such nomination as provided in Section 2.12 of our Bylaws. For stockholder nominees to be considered for nomination by the Board, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals and Director Nominations—2026 Annual Meeting of Stockholders” for more information. In evaluating the persons recommended by stockholders as potential directors, the Nominating and Governance Committee and the Board will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Governance Committee and the Board determine are relevant.
Stockholder Communications with the Board
We have established several means for our stockholders to communicate concerns to the Board. If the concern relates to (i) our financial statements, accounting practices, or internal controls, then stockholders should submit the concern in writing directed to the Audit Committee Chair; (ii) our governance practices, business ethics, or corporate conduct, then stockholders should submit the concern in writing to the Lead Independent Director; or (iii) another category, or if uncertain as to which category a concern relates, then a stockholder should submit the concern in writing to the independent directors; in each case, by sending such communication or concern by mail to:
Phillips Edison & Company, Inc.
c/o Secretary
11501 Northlake Drive
Cincinnati, Ohio 45249
The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication,” and the letter should clearly state the intended recipient. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Such communications may be done confidentially or anonymously.

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Proposal 1: Election of Directors

You are being asked to elect ten director nominees to serve on our Board until the Company’s 2026 Annual Meeting of stockholders and until their respective successors are duly elected and qualify. Our nominees were selected by the Board, based on the recommendation of the Nominating and Governance Committee. All ten nominees currently serve on our Board. All nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee recommended by our Nominating and Governance Committee.
VOTE REQUIRED
Election of each of the nominees requires the affirmative vote of the majority of total votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Votes cast include votes against but exclude abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an Annual Meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the Annual Meeting at which a quorum is present. The election of directors at our Annual Meeting this year is not contested.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

Corporate Responsibility and Sustainability Program
Our Corporate Responsibility and Sustainability (“CRS”) Program is designed to align with our business objective of driving long-term growth and value creation for all stakeholders by generating cash flow, income growth, managing risk, and capital appreciation. To achieve this alignment, our CRS Program is based on four pillars - our People & Culture, Environmental Management, Community, and Oversight & Ethics - with each pillar focused on its interdependent strategy of (i) driving our PECO Cultural Advantage™ (described below), (ii) maximizing resource efficiencies and mitigating the impact of environmental risks, (iii) executing on our corporate mission of “creating great omni-channel grocery-anchored shopping center experiences and improving our communities, one shopping center at a time,” and (iv) committing to strong corporate governance. Our CRS Program is overseen by our Board of Directors through our N&G Committee, and we regularly review the program’s strategies and goals with our directors. More information about our CRS strategies, goals, and performance is available on our website at www.phillipsedison.com, including in our 2023 Corporate Responsibility Report, neither of which are incorporated herein by reference.
People and Culture
As of December 31, 2024, we had approximately 300 associates located in 23 states across the country, with the majority located in our corporate headquarters in Cincinnati, Ohio. At PECO, our associates and the culture we foster are vital to how we operate. Our unique culture - which we refer to as our “PECO Cultural Advantage”™ - is carefully curated through the following approach: cultivating an ownership mindset where teamwork and innovative thinking are highly valued; promoting transparency and open communication throughout our Company; caring about the health and well-being of our associates; investing in the growth and development of our associates; fostering a supportive and inclusive environment; and recognizing the hard work of our associates. Some highlights of our PECO Cultural Advantage™ include:

2025 PROXY STATEMENT	21

Engagement and Satisfaction: We empower our associates through personalized coaching and annual stock awards, intended to foster a resilient culture that has earned PECO the title of a Top Place to Work for eight consecutive years by Cincinnati Enquirer. By granting 100% of eligible associates service-based restricted stock units in PECO, we empower and encourage our associates to think and operate like owners, which we believe drives better decision making and strengthens our culture.

Learning and Development: We are committed to continuous learning and career development that is highly individualized and tailored to meet the unique needs of each associate. PECO’s commitment to continuous learning includes an annual talent management process; individual development plans aligned to each associate’s career goals, strengths, and areas for growth; flexible learning methods and modalities so that associates can learn in a way that suits them best and at their own pace; and an internal mentoring program.

Health and Well-Being: We strive to create a workplace that prioritizes the health, well-being, and safety of our associates. Our “Beyond Benefits” wellness program is integral to our Company’s culture and includes sponsoring wellness activities and challenges designed to improve the overall health of our associates. In 2024, PECO earned a designation as one of the “Healthiest Employers of Ohio” for a fifth consecutive year and earned a place on the Healthiest100™ in America for the second consecutive year.

Inclusion and Belonging: At PECO, fostering connection and inclusivity is a core commitment of our culture. Our four associate-led resource groups - PECO Multicultural Opportunities, Resources & Education; PECO Networking Opportunities for Women; PECO Impact; and PECO Connect - are designed to help further connection, inclusion, collaboration, community engagement, and communication throughout the Company. These resource groups are open to all associates.

For the year ended December 31, 2024, our overall turnover rate was 10%, with 7% voluntary turnover, compared to our previous three year overall turnover average of 11%, with 8% voluntary turnover.
Environmental Management
Our environmental management strategy focuses on maximizing resource efficiencies and mitigating the impact of environmental risks and related issues through the following key initiatives: Scope 1 and Scope 2 Greenhouse Gas (“GHG”) emissions reduction; resource efficiency; water conservation; waste management; building certifications; renewable energy; data management; and climate risk assessment. For example, in 2024, we reduced our market-based Scope 1 and 2 GHG emissions by 31% versus our 2020 baseline, which has improved our resource efficiencies at our properties. Additionally, in 2024 we achieved our goal of having LED lighting at 100% of our eligible properties, one year ahead of our goal. From 2020 through 2024, this has resulted in a cumulative cost savings of over $1.7M.

Community
Through our mission of “creating great omni-channel grocery-anchored shopping center experiences and improving our communities, one shopping center at a time”, our centers are integral to the local communities they serve by supporting local entrepreneurs and small business owners; connecting residents to essential and necessity-based goods, services, and amenities; enhancing the communities through development and redevelopment projects; and creating economic impact for the local townships and municipalities through jobs and taxes. As of December 31, 2024, approximately 69% of our ABR was generated from Neighbors providing necessity-based goods and services to the local communities.

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Oversight and Ethics
We believe that strong governance practices promote long-term value creation for our stakeholders by fostering a culture of integrity and ethical conduct for our associates; building and maintaining a relationship of trust and respect with our Neighbors, investors, vendors, and the communities that we serve; guiding decision-making through sound and ethical business practices; safeguarding the interest of our stockholders and other stakeholders through comprehensive internal control frameworks with independent oversight and review; assessing enterprise risk management and mitigation strategies for material risks on a regular basis; providing transparency in our reporting and stakeholder disclosures; and prioritizing regular engagement with our stakeholders. Supported by an experienced executive management team, we maintain a robust system of corporate governance policies, designed to foster an ethical culture and drive our goal of creating long-term value for all stakeholders.
Notable features include: (i) each of our directors is subject to election annually, and our charter prevents us from classifying our Board unless we receive prior stockholder approval; (ii) we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; (iii) we do not have a stockholder rights plan; (iv) we have a Stock Ownership Policy that requires each non-employee director, our CEO, and each other named executive officer to own a certain amount of our equity; and (v) our bylaws provide that our stockholders may alter or replace our bylaws upon the affirmative vote of a majority of the votes entitled to be cast.

We operate under the oversight of our Board, which is comprised of ten directors, seven of whom meet the independence criteria set forth by Nasdaq and SEC rules. Our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors who complete annual self-assessments. Our Board has adopted Corporate Governance Guidelines that, among other things, establish criteria and expectations for our directors, and our Nominating and Governance Committee has responsibility for annually evaluating our Board and each of its committees. We are cognizant of “overboarding,” and none of our directors serve on more than two other public company boards.
We value both new perspectives and the deep institutional knowledge and experience of longer-tenured directors. Our Board has significant range of length of service, reflecting our Board’s attention to an effective director refreshment process.

We have also established ethical standards for our vendors and contractors, outlined in our Vendor Principles and Standards of Conduct, to ensure alignment with our expectations for ethical behavior, environmental stewardship, and social commitments. In general, we expect our vendors and contractors to act ethically and in a manner consistent with our Code of Business Conduct and Ethics.
Stakeholder Engagement
Effective stakeholder engagement, communication, and transparency is essential to our commitment to responsible business practices. We actively engage with various stakeholders to understand their perspectives, address their concerns, and maintain open lines of communication.
We engage with our investors through a mix of in-person and virtual meetings, industry and sell-side sponsored conferences, non-deal roadshows and property tours. In 2024, highlights of our investor engagement program included:
•Approximately 500 equity and fixed income investor touchpoints, including communications with the majority of our actively-managed institutional investors;
•In-person meetings with 17 of our 25 largest active institutional investors collectively owning approximately 21% of our common stock as of December 31, 2024;
•Active communications with stockholders representing approximately 70% of our common stock ownership as of December 31, 2024;
•Company-hosted virtual Business Update and property tours;
•PECO GROW bi-annual webcasts for retail investors and financial advisors; and
•Interactions facilitated via industry associations and sell-side analyst conferences.

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Here is an overview of our engagement strategies:

ENGAGEMENT STRATEGIES
Neighbors
•ANNUAL TENANT SATISFACTION SURVEY to gauge the satisfaction and feedback of our Neighbors
•TENANT SUSTAINABILITY GUIDE available to all our Neighbors, providing information on sustainability efforts
•PROPRIETARY COMMUNICATION PLATFORM (DASHCOMM©) for our Neighbors
•OPEN CHANNELS for one-on-one discussions with Neighbors
Associates
•ASSOCIATE ENGAGEMENT SURVEY sent to all our associates
•LEARNING AND CAREER DEVELOPMENT for skill development and career growth
•TOWN HALLS to foster regular communication and transparency
•COMPANY-WIDE ANNUAL MEETING to share updates and strategies and hear from our associates
•ASSOCIATE ASSISTANCE PROGRAMS
•INTERNAL AWARDS AND RECOGNITION
•ASSOCIATE-LED BUSINESS RESOURCE GROUPS

Communities
•AWARD-WINNING associate community engagement business resource group
•CONTRIBUTIONS TO COMMUNITY WELL-BEING through charitable donations and support
•ONGOING DIALOGUE with communities to understand their needs and priorities
•COMMUNITY EVENTS to foster engagement and collaboration
Stockholders & Investment Partners
•SEC FILINGS with comprehensive financial and operational information
•QUARTERLY BUSINESS UPDATES on our performance and strategic direction
•ONE-ON-ONE MEETINGS AND CALLS
•PRESS RELEASES about important corporate announcements and updates
•SELL-SIDE CONFERENCES AND EVENTS
Vendors
•BIENNIAL VENDOR ENGAGEMENT SURVEY sent to all our vendors
•LONG-TERM RELATIONSHIPS with many of our vendors
•COMPETITIVE BIDDING PROCESS for all vendor engagements and frequent performance evaluations

Executive Officers
Below is certain information about our current executive officers as of the date of this Proxy Statement.

JEFFREY (JEFF) S. EDISON
Chief Executive Officer and Chairman of the Board
Age 64

Mr. Edison has served as PECO’s Chairman of the Board and Chief Executive Officer since December 2009 and also served as President from October 2017 to August 2019. Mr. Edison also served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT III, Inc. from April 2016 through the date it merged with PECO in October 2019, and served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT II, Inc. from 2013 through the date it merged with PECO in November 2018. Mr. Edison co-founded Phillips Edison Limited Partnership and has served as a principal since 1995. Before founding PECO, Mr. Edison was a Senior Vice President from 1993 until 1995 and a Vice President from 1991 until 1993 at NationsBank’s South Charles Realty Corporation. Prior to that, Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990, and was employed by The Taubman Company from 1984 to 1987. Mr. Edison holds a Bachelor of Arts in mathematics and economics from Colgate University and a Master of Business Administration from Harvard University.

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ROBERT (BOB) F. MYERS
President
Age 52

Mr. Myers has served as our President since January 1, 2024. Until January 1, 2024, Mr. Myers served as Chief Operating Officer from October 2010 and Executive Vice President from August 2020. Mr. Myers joined PECO in 2003 as a Senior Leasing Manager, was promoted to Regional Leasing Manager in 2005 and became Vice President of Leasing in 2006. He was named Senior Vice President of Leasing and Operations in 2009. Before joining PECO, Mr. Myers spent six years with Equity Investment Group, where he started as a property manager in 1997. He served as director of operations for Equity Investment Group from 1998 to 2000 and as director of lease renegotiations/leasing agent for Equity Investment Group from 2000 to 2003. He received his Bachelor of Science in business administration from Huntington College in 1995.

JOHN P. CAULFIELD
Chief Financial Officer, Executive Vice President and Treasurer
Age 44

Mr. Caulfield has served as our Chief Financial Officer and Treasurer since August 2019, and Executive Vice President since February 2022. Prior to that, he served as our Senior Vice President of Finance from January 2016 to August 2019, with responsibility for financial planning and analysis, budgeting and forecasting, risk management and investor relations. He served as Chief Financial Officer, Treasurer, and Secretary of Phillips Edison Grocery Center REIT III, Inc. from August 2019 to October 2019 when it merged with PECO. He joined PECO in March 2014 as Vice President of Treasury and Investor Relations. Prior to joining PECO, Mr. Caulfield served as Vice President of Treasury and Investor Relations with CyrusOne Inc. (Nasdaq: CONE) from February 2012 to March 2014 where he played a key role in the company’s successful spinoff and IPO from Cincinnati Bell (NYSE: CBB); the establishment of its capital structure and treasury function; and creation, positioning, and strategy of messaging and communications with investors and research analysts. Prior to that, he spent seven years with Cincinnati Bell, holding various positions in treasury, finance, and accounting, including assistant treasurer and director of investor relations. Mr. Caulfield has a Bachelor’s degree in accounting and a Master of Business Administration from Xavier University and is a certified public accountant.

TANYA E. BRADY
General Counsel, Executive Vice President and Secretary
Age 57

Ms. Brady has served as our General Counsel since January 2015, as Secretary since November 2018, as Chief Ethics & Compliance Officer from August 2021 until December 31, 2023, and as Executive Vice President since February 2022, prior to which she served as Senior Vice President. She joined PECO in 2013 as Vice President and Assistant General Counsel. Since January 2022, Ms. Brady has led our Corporate Responsibility and Sustainability Program. She has over 20 years of experience in commercial real estate and corporate transactions, including joint venture and fund formation matters, structuring and negotiating asset and entity-level acquisitions and dispositions and related financings, the sales and purchases of distressed loans, and general corporate matters. She also has extensive commercial leasing and sale leaseback experience. Prior to joining PECO, Ms. Brady was a partner at the law firm of Kirkland & Ellis LLP in Chicago, Illinois. Prior to that, she held associate positions at the law firms of Freeborn & Peters LLP (Chicago), King & Spalding LLP (Atlanta), and Scoggins & Goodman, P.C. (Atlanta). Ms. Brady received a Bachelor of Civil Law degree with honors from the National University of Ireland College of Law in Dublin, Ireland, and a Juris Doctor from DePaul University College of Law in Chicago. She is licensed to practice in Illinois, Georgia, Ohio, and Utah.

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Compensation Discussion and Analysis
OVERVIEW
Named Executive Officers
This Compensation Discussion and Analysis describes our compensation program as it relates to our named executive officers, or NEOs. For 2024, our NEOs were:
•Jeffrey S. Edison, Chairman and CEO;
•Robert F. Myers, President;
•John P. Caulfield, Chief Financial Officer, Executive Vice President and Treasurer; and
•Tanya E. Brady, General Counsel, Executive Vice President and Secretary.
Summary of Key Compensation Practices

WHAT WE DO	WHAT WE DON’T DO
•Base a significant portion of our executive officers' total compensation opportunity on performance which is not guaranteed
•Utilize a formulaic annual incentive bonus program based on goals for management
•Align the interests of our executive officers with our stockholders by awarding a significant percentage of their equity compensation in the form of multi-year, performance-based equity awards
•Enhance executive officer retention with time-based, multi-year vesting equity incentive awards
•Governed by a Compensation Committee comprised solely of independent directors that engages an independent compensation consultant
•Require named executive officers to comply with stock ownership guidelines

•No “single-trigger” change in control cash severance payments
•No guaranteed annual salary increases or minimum cash bonuses
•No tax gross-up payments to any of our executive officers
•No repricing or buyouts of stock options without prior stockholder approval
•No hedging or pledging with respect to our securities

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Summary of Fixed and At Risk Pay Elements
The fixed and at risk pay elements of NEO compensation are reflected in the table and charts below:

	ELEMENT	FORM	DESCRIPTION
Fixed Compensation	Base Salary	Cash
•Designed to compensate executive officers for services rendered on a day-to-day basis
•Provides guaranteed cash compensation to secure services of our executive talent
•Established based on scope of responsibilities, experience, performance, contributions, and internal pay equity considerations
•Compensation Committee reviews annually

Variable/ At-Risk Compensation	Annual Incentive Plan	Cash Bonus
•Designed to encourage outstanding individual and Company performance by motivating executives to achieve short-term Company and individual goals by rewarding performance measured against key annual strategic objectives
•2024 Company performance metrics were Adjusted FFO per share and Same-Center NOI growth

	Long-Term Incentive Plan	Performance- Based Awards
•Compensation Committee believes a substantial portion of each executive’s compensation should be in the form of long-term equity incentives
•Designed to encourage management to create stockholder value over the long term; value of equity awards directly tied to changes in value of our common stock over time
•2024 awards were 60% performance-based and 40% time-based, as more fully described below

Time- Based Awards

For a reconciliation of Net Income to Same-Center Net Operating Income (“Same-Center NOI”) and Adjusted FFO Attributable to Stockholders and OP Unit Holders (“Adjusted FFO”), please see Annex A. Management believes these non-GAAP metrics are useful to investors and analysts, and are widely recognized as a measure of REIT operating performance.

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The following charts illustrate the allocation of the 2024 target compensation for our CEO and the average for our other NEO’s based on the three primary components of our NEO compensation program (base salary, target annual cash incentive award, and target long-term equity incentive award):

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY
The key objectives of our executive compensation program are to: (i) attract, motivate, reward, and retain superior executive officers with the skills necessary to successfully lead and manage our business; (ii) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (iii) incentivize our executive officers to build value and achieve financial objectives designed to increase the value of our business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our financial results and their actual total compensation.
We expect to continue to provide our executive officers with a significant portion of their compensation through cash incentive compensation contingent upon the achievement of financial and individual performance metrics as well as

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through equity compensation. These two elements of executive compensation (cash and equity) are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance. Our SOP and our Insider Trading Policy further align the interests of our NEOs with the long-term interests of our stockholders. We seek to apply a consistent compensation philosophy for all executive officers.
Setting Executive Compensation
The Compensation Committee is responsible for approving the compensation of our CEO and other executive officers. When setting executive compensation, the Compensation Committee considers our overall Company performance, including our achievement of financial goals, and individual performance. The Compensation Committee also considers compensation paid by similarly situated REITs for their executive roles. In addition, the Compensation Committee continues to consider the projected performance and strategic outlook for the Company, the changing roles and responsibilities of our executive officers, and the expected future contributions of our executive officers. The Compensation Committee believes that understanding competitive market data is an important part of its decision-making process; while this exercise does not perfectly capture all the unique aspects of our business, typically it provides a solid foundation upon which to base executive compensation decisions.
In determining appropriate compensation levels for our CEO, the Compensation Committee meets outside the presence of management and the CEO. With respect to the compensation levels of all other executives, the Compensation Committee meets outside the presence of all executive officers except our CEO. Our CEO annually reviews the performance of each of the other executives with the Compensation Committee.
Role of Compensation Consultant
The Compensation Committee engaged Ferguson Partners Consulting (“FPC”) to provide guidance regarding our executive compensation program for 2024. FPC regularly attends Compensation Committee meetings at the Compensation Committee’s invitation. The Compensation Committee performs an annual assessment of the compensation consultant’s independence to determine whether the consultant is independent. During 2024, FPC did not provide services to the Company other than the services provided to the Compensation Committee. The Compensation Committee has determined that FPC is independent and that its work has not raised any conflicts of interest.
Benchmarking and Peer Group Comparisons
The Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. Although comparisons of compensation paid to our NEOs relative to compensation paid to similarly situated executives in the survey and by our peers assist the Compensation Committee in determining compensation, the Compensation Committee principally evaluates executive compensation based on corporate objectives and individual performance.
For 2024, FPC proposed, and the Compensation Committee approved, the use of the following peer group of companies (with whom we compete for talent) to benchmark our pay practices. The companies considered by FPC in developing the peer group included other shopping center focused public REITs, generally between 0.5x and 2.0x the Company’s size, companies which analysts generally compare our performance against and other companies within the Nareit Shopping Center REIT Index of comparable total capitalization. For 2024, based on the foregoing considerations, the peer group was updated to remove Spirit Realty Capital, Inc., SITE Centers Corp., and American Assets Trust, Inc. and to add Tanger Inc., The Macerich Company, and Urban Edge Properties.

Acadia Realty Trust	Kimco Realty Corporation	Retail Opportunity Investments Corp.
Brixmor Property Group Inc.	Kite Realty Group Trust	Tanger Inc.
Federal Realty Investment Trust	The Macerich Company	Urban Edge Properties
InvenTrust Properties Corp.	Regency Centers Corporation
To further assess our compensation levels for 2024, FPC also furnished a report to the Compensation Committee that compared the compensation of our executive officers to data in the survey provided by the National Association of Real Estate Investment Trusts, or Nareit (the “Nareit Survey”). The Nareit Survey includes 117 REITs and provides a broad market reference of REITs, including retail REITs, many of which compete with us for executive talent.

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2024 SAY-ON-PAY RESULTS

97.5%
2024 SAY ON PAY
VOTING RESULTS

Each year, the Compensation Committee considers the outcome of the stockholder advisory resolution on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation program and policies. In 2024, stockholders showed support for our executive compensation programs, with more than 97% of the votes cast for the approval of the “say-on-pay” proposal at our 2024 Annual Meeting of stockholders. The Compensation Committee believes that this support is attributable to its commitment to continuing the alignment of our NEOs’ compensation with the Company’s performance. Following the 2024 “say-on-pay frequency” vote, our Board of Directors determined to continue to hold annual say-on-pay votes, and the Board recommends that stockholders vote to continue to hold annual say-on-pay votes this year.
HISTORICAL SAY-ON-PAY RESULTS
ELEMENTS OF EXECUTIVE COMPENSATION
Annual base salary, annual cash incentive, and long-term equity incentives are the primary elements of our executive compensation program, and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. The Compensation Committee seeks to set each of these elements of compensation at the same time to enable it to simultaneously consider all significant elements and their impact on compensation as a whole. Taking this comprehensive view of all compensation components also allows the Compensation Committee to make compensation determinations that reflect the principles of our compensation philosophy. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, the Compensation Committee does not apply any rigid allocation formula in setting our executive compensation and may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, internal pay equity, and each individual’s responsibilities, experience and

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performance. The Compensation Committee seeks to establish an appropriate mix of cash payments and equity awards to meet our short-term and long-term goals and objectives.
Base Salary
We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salaries also provide guaranteed cash compensation to secure the services of our executive talent. The base salaries of our NEOs are primarily established based on the scope of their responsibilities, experience, performance, and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon the Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. The Compensation Committee reviews the base salaries of our executive officers annually and may also increase the base salary of an executive at other times if a change in the scope of his or her responsibilities, such as a promotion, justifies such consideration.
We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Accordingly, the compensation philosophy and approach of the Compensation Committee is to generally provide a base salary for each of our executive officers at or near the 50th percentile base salary amount of similarly situated executives at companies in the Nareit Survey with adjustments made to account for other factors such as the executive’s responsibilities and experience, and internal pay equity. Based on such review, in 2024, Mr. Myers and Ms. Brady each received a 5% increase to their base salary, Mr. Caulfield received a 3% increase to his base salary, and Mr. Edison received a 2% increase to his base salary.
The following table presents the annual base salary of each of our NEOs for 2023 and 2024:

NEO	2023 Base Salary ($)	2024 Base Salary ($)	% Increase
Jeffrey S. Edison	910,520	929,491	2%
Robert F. Myers	525,000	550,000	5%
John P. Caulfield	435,000	450,000	3%
Tanya E. Brady	400,000	420,000	5%

2024 Annual Cash Incentive Program
Program Design
In February 2024, the Compensation Committee, in consultation with FPC, approved the 2024 annual cash incentive program for our executive officers. The 2024 annual cash incentive program used the same Company performance measures, Adjusted FFO per share and Same-Center NOI growth, as in 2023. Accordingly, under the 2024 annual cash incentive program, for all executive officers, the weighting of Company and individual performance was as follows:
The Compensation Committee chose the relative weighting of the performance measures in the chart above based on its desire to emphasize financial results while maintaining a focus on non-financial initiatives.

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Company Performance Goals
The Compensation Committee believes that Adjusted FFO per share is an appropriate and effective measure of annual Company-wide performance. Adjusted FFO is a non-GAAP performance measure that is calculated as Core FFO adjusted to exclude: (i) straight-line rent and non-cash adjustments, such as amortization of market lease adjustments, debt discounts, deferred financing costs, and market debt adjustments; (ii) recurring capital expenditures, tenant improvement costs, and leasing commissions; (iii) non-cash share-based compensation expenses; and (iv) our prorated share of the aforementioned adjustments for our unconsolidated joint ventures. Core FFO is derived from Nareit FFO. Core FFO adjusts Nareit FFO for (i) depreciation and amortization of corporate assets; (ii) changes in the fair value of the earn-out liability; (iii) amortization of unconsolidated joint venture basis differences; (iv) gains (or losses) on the extinguishment or modification of debt and other; (v) other impairment charges; (vi) transaction and acquisition expenses; and (vii) realized performance income. Adjustments for unconsolidated partnerships and unconsolidated joint ventures are calculated to reflect Core FFO and Adjusted FFO on the same basis. Nareit FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. Nareit FFO is net income (loss) computed in accordance with GAAP, excluding: (i) gains (or losses) from sales of property and gains (or losses) from change in control; (ii) depreciation and amortization related to real estate; (iii) impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures; and (iv) adjustments for unconsolidated partnerships and joint ventures, calculated to reflect FFO on the same basis.
The Compensation Committee believes that Same-Center NOI growth is an appropriate and effective measure of financial performance compared to the prior year. Same-Center NOI is a non-GAAP performance financial measure that is widely used to highlight operating trends such as occupancy rates, rental rates, and operating costs on shopping centers that were operational for both comparable periods.
For a reconciliation of how we calculate Nareit FFO, Core FFO, Adjusted FFO, and Same-Center NOI from GAAP Net Income, please see Annex A.
The 2024 performance criteria for the Company performance metrics is set forth in the table below. Performance achievement between designated levels is interpolated. Payout is based 50% on achievement against Adjusted FFO per share goals, 20% against Same-Center NOI Growth and 30% based on individual performance. The maximum payout for each metric is 150% of target, regardless of performance achieved. The threshold levels were set based on a level of performance that was believed to be achievable in order to motivate and retain the Company’s executives. The target levels were set based on a level of operating performance that was believed to be aggressive, but obtainable. The maximum levels were set based on a level of operating performance that was believed to be realizable, but only as a result of exceptional performance. The Compensation Committee has the discretion to adjust the performance goals used to determine performance achievement to take into account extraordinary, unusual or infrequently occurring events and transactions not anticipated at the time the performance goals were set. No adjustments were made to the originally set 2024 performance goals.
Short-Term Incentive Program Performance Against Performance Targets
The 2024 performance criteria for the Company performance metrics, and our actual performance, are set forth below:

	Threshold	Target	Maximum
Performance Metric	(0.5x Payout)	(1.0x Payout)	(1.5x Payout)	Actual	Weighting(1)
Adjusted FFO per Share(2)	$1.92	$1.99	$2.07	$2.00	50%
Same-Center NOI Growth	3.5%	4.0%	5.0%	3.8%	20%
(1)30% of the short-term incentive is based on individual performance metrics.
(2)See Annex A starting on page A-1 for definition and reconciliation.
The Company’s actual performance as compared to the target goals for Adjusted FFO per share achieved above target performance yielding 53.2% payout after weighting, and Same-Center NOI Growth achieved below target performance yielding 16.6% payout after weighting, totaling 69.8% of target payout opportunity for achievement of the Company goals.

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Individual Performance Goals
The Compensation Committee also reviewed the performance of each NEO against his or her individual goals, which represents 30% of the payout opportunity under the annual cash program. The individual goals, as originally set in February 2024, included, for all NEOs, individual performance related to the achievement of the Company’s financial and operational performance targets and leadership goals, as well as the individual goals for each NEO described below.
•Mr. Edison: Goals relating to creating and advancing the Company’s strategic vision, the Company’s strategy to maximize long term value and institutional investor and partner relations.
•Mr. Myers: Goals relating to executing on development/redevelopment projects within budget, completing budgeted acquisitions and dispositions, monitoring the profitability of the investment management business, and cost controls.
•Mr. Caulfield: Goals relating to the Company’s leverage levels, internal controls, enterprise risk management, investor relations, and cost controls.
•Ms. Brady: Goals relating to overseeing the Company’s transactional activity, leading Corporate Responsibility strategy, and enterprise risk management.
The Compensation Committee determined that for 2024 the individual goals for each NEO were achieved above target performance yielding a 35.2% payout after weighting, which when combined with the 69.8% payout on the Company performance goals, yielded a total cash incentive payout of 105% of target payout opportunity.
2024 Cash Target Awards and Resulting Awards Earned
Based on the results described above, the following table shows the annual cash incentive target award and the actual amount earned by each NEO for 2024:

		Total Award Earned and Paid
NEO	Target Award ($)	Amount Earned ($)	% of Target
Jeffrey S. Edison	1,366,896	1,435,241	105%
Robert F. Myers	550,000	577,500	105%
John P. Caulfield	360,000	378,000	105%
Tanya E. Brady	250,000	262,500	105%
The Compensation Committee has established the 2025 short-term incentive program, with updated goals, on substantially the same terms as the 2024 program except that the maximum payout on each component was increased to 200% from 150% if significant outperformance is achieved.
Long-Term Equity Incentive Program
The Compensation Committee believes that a substantial portion of each executive’s annual compensation should be in the form of long-term equity incentive awards. Long-term equity incentive awards encourage management to create stockholder value over the long term because the value of the equity awards is directly attributable to changes in the value of our common stock over time. In addition, long-term equity incentive awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. As such, the purpose of our Long-Term Equity Incentive Program (“LTI Program”) is to further align the interests of our stockholders with that of management by encouraging our NEOs to remain employed by us for the long term and to create stockholder value in a “pay for performance” structure.

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2024 Long-Term Equity Incentive Program

2024 LTI Program Highlights Performance LTI Awards

Majority Performance Based	•Our performance-vesting LTI Awards represent 60% of our LTI Program and are earned based upon our TSR relative to the FTSE Nareit Equity Shopping Center Index.

100% Relative TSR

Absolute TSR Modifier
•Additionally, the number of performance-vesting shares or units subject to a LTI Award that may be earned is capped at target payout if the Company’s absolute TSR percentage is negative for the performance period, but the portion of the LTI Award that would have vested above target can be earned if the Company’s absolute TSR percentage becomes positive as measured from the beginning of the performance period to the last day of any calendar quarter within five years following the performance period.

In February 2024, the Compensation Committee approved the 2024 LTI Program for NEOs, pursuant to which we issued awards, or LTI Awards, in the form of time-based vesting units representing 40% of 2024 LTI Award value and performance-based vesting units representing 60% of 2024 LTI Award value.
As part of our annual grant process for our LTI Awards, each NEO is given the opportunity to elect to receive the annual time-based and performance-based LTI Awards in the form of either (i) rights with respect to common stock, or (ii) rights with respect to units in Phillips Edison Grocery Center Operating Partnership I, L.P. (our “Operating Partnership”) (“OP Units”). These elections are completed prior to the grant date of the respective LTI Award. If rights with respect to common stock are elected by the individual, then the LTI Award is in the form of time-based restricted stock units (“RSUs”) or performance-based RSUs, as applicable. If rights with respect to OP Units are elected by the individual, then the LTI Award is in the form of time-based Class B limited partnership units of our Operating Partnership (“Class B Units”) or performance-based Class C limited partnership units of our Operating Partnership (“Class C Units”). Class B Units and Class C Units are intended to qualify as profits interests in the Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and have satisfied all applicable time-vesting and performance-vesting conditions. For 2024, Messrs. Edison, Myers and Caulfield and Ms. Brady each elected to receive Class B Units for their time-based and Class C Units for their performance-based LTI Awards.
In February 2024, the Compensation Committee determined the grant values denominated in dollars for both the time-based and performance-based LTI Awards. These LTI Awards, Class B and Class C Units, were then formally granted on March 1st based on our closing stock price on the date of grant. The time-based LTI Awards vest in equal 25% annual installments over a four-year period, subject to the executive’s continued employment through the relevant vesting dates. The performance-based LTI Awards are earned based on the achievement of specified performance metrics measured at the end of the three-year performance period and are subject to vesting as described below.
For performance-based LTI Awards, the maximum number of shares or units that can be earned are awarded on the date of grant, representing two times the target number that can be earned. At the end of the performance period, 50% of the earned performance-based LTI Awards granted to our NEOs vest at the end of the three-year performance period and the remaining 50% of the earned performance-based LTI Awards vest one year later, subject to continued employment through the applicable vesting period. The Compensation Committee may, in its discretion, accelerate the vesting schedule.
The 2024 LTI Awards granted to our NEOs in March 2024 are set forth in the table below. The amounts set forth below reflect the dollar-denominated value of the 2024 LTI Awards approved by the Compensation Committee. The dollar-denominated value of the performance-based awards represents the target level of performance achievable under the 2024 LTI Program, which is 50% of the maximum performance-based award that can be earned and paid. The

2025 PROXY STATEMENT	34

number of performance-based awards granted each year is equal to the maximum amount that can be earned, and if such maximum amount is not earned, the performance-based awards that are not earned are forfeited.

	Time-Based	Performance-Based	Total LTI Award Values
	LTI	LTI Awards at	Granted in 2024 at
NEO	Awards ($)	Target ($)	Target ($)(1)
Jeffrey S. Edison	1,531,440	2,297,160	3,828,600
Robert F. Myers	479,989	720,001	1,199,990
John P. Caulfield	360,000	540,001	900,001
Tanya E. Brady	175,988	263,999	439,987
(1) The grant date fair value of the 2024 LTI Awards determined in accordance with ASC 718 shown in the Summary Compensation Table differs from this value approved by the Compensation Committee due, in part, to the accounting valuation of the 2024 LTI Awards, which employed a Monte Carlo simulation instead of the closing stock price on the date of grant.
Beginning in 2022, the Compensation Committee approved a change in the Company’s performance-based LTI Program such that the performance-based component of awards under the program will be based on a single metric, TSR relative to the FTSE Nareit Equity Shopping Center Index (“Relative TSR”), as illustrated in the below graphic. The Company believes linking the long-term compensation of our executives to TSR aligns with the best interest of our stockholders as a public company.
At the end of the three-year performance period for the 2024 LTI Awards, 50% of the award earned based on achievement of the performance metric vests and the remaining 50% of the earned award vests on the one-year anniversary of such date, subject to continued employment through the applicable vesting date.
The threshold, target, and maximum levels for the performance-based 2024 LTI Awards were as follows:

	Threshold	Target	Maximum
Metric	(50% of Target Payout)	(100% of Target Payout)	(200% of Target Payout)
Relative TSR	30th Percentile	50th Percentile	75th Percentile
	of FNSC	of FNSC	of FNSC
In addition, a Company absolute TSR modifier will be applied if the Company’s three-year absolute TSR percentage at the end of the performance period is negative (the “Absolute TSR Modifier”). Specifically, to the extent that any portion of the award above the target level is earned based on achievement of the relative TSR performance metric at the end of the performance period, but the Company’s absolute TSR percentage at the end of the performance period is negative, the portion of the award that is earned at the end of the performance period will be capped at the target amount. The remaining amount of the award that would have been earned based on achievement of the performance metric (the “Contingent Portion”) will become earned and vested if and when the Company’s absolute TSR performance is positive measured from the last day of the performance period through the last day of any calendar quarter within five years following the completion of the performance period (when compared to the share value at the beginning of the performance period). In the event that such share value target is not achieved as described above, the Contingent Portion will be forfeited.
The Compensation Committee has established the 2025 LTI Program, with updated goals, on substantially the same terms as the 2024 LTI Program.
Payout under the 2022 LTI Program
The performance period for the performance-based LTI Awards granted under the 2022 LTI Program commenced January 1, 2022 and ended on December 31, 2024 (the “2022-2024 Performance Period”). As described above, the 2022 performance-based LTI Awards were eligible to vest based on TSR relative to the FTSE Nareit Equity Shopping Center Index. During the 2022-2024 Performance Period, we achieved TSR of 23.2%, placing us in the 66th percentile of the index and resulting in 165.2% of target payout for the 2022 performance-based LTI Awards being earned. 50% of the 2022 performance-based LTI Awards that were earned vested on December 31, 2024 (upon the

2025 PROXY STATEMENT	35

completion of the 2022-2024 Performance Period) and the remaining 50% vests on December 31, 2025, subject to continued employment through the applicable vesting date.
The threshold, target, and maximum levels for the 2022 performance-based LTI Awards were as follows:

2022 - 2024 LTI Program Performance Period and Metrics	Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200% of Target Payout)
FTSE Nareit Equity Shopping Center Index TSR	30th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
The following table sets forth the status of our LTI Program for completed and outstanding performance units. Outstanding status of outstanding performance units is based on a truncated performance period through December 31, 2024, and is not necessarily indicative of actual performance at the end of the applicable three-year performance period.
Dividends and Distributions
Holders of unvested time-based RSUs are paid cash dividend equivalents on a quarterly basis, and holders of time-based unvested Class B Units are paid monthly cash distributions, in each case in an amount equal to the cash dividends paid by the Company.
Performance-based LTI Awards accrue dividend or distribution equivalents during the performance period. For performance-based RSUs, accrued dividend equivalents are paid in cash when and only to the extent the performance-based RSUs are earned and shares of common stock are issued. The 50% portion of the earned RSUs that are subject to vesting for one year following the end of the performance-period continue to be paid cash dividends during the vesting period as earned awards. In accordance with the Operating Partnership agreement, holders of performance-based Class C Units are entitled to receive cash distributions in an amount per unit equal to, in the case of unearned Class C Units, 10% of the distributions made by the Operating Partnership with respect to OP Units during the performance period and, in the case of earned Class C Units, the distributions made by the Operating Partnership with respect to OP Units, which generally are in an amount per unit equal to the per share declared monthly dividends on our common stock. Upon satisfaction of the performance condition at the end of the performance period, the distributions that would have been payable on such earned Class C Units from the beginning of the performance period are determined (net of the 10% monthly distributions made during the performance period with respect to such units), and are paid to the holder in the form of fully vested Class B Units (or cash, in the Company’s discretion).

2025 PROXY STATEMENT	36

Employee Benefits
We believe that establishing competitive benefit packages for our associates is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other associates. We also provide a Company matching contribution under our 401(k) savings plan to associates generally, including our NEOs, up to the Internal Revenue Service limits.
Other Benefits
Mr. Edison has an aircraft time-sharing agreement with the Company for personal use of the aircraft leased to the Company. See “Related Party Transactions—Agreement with Related Persons—Aircraft Leases” for more information on personal use of the aircraft. In addition, one of our employees worked as an assistant providing services for Mr. Edison’s personal office in 2024. Mr. Edison reimbursed us for the full cost of such services and there was no incremental cost to the Company associated with such services.
EMPLOYMENT, SEVERANCE, CHANGE IN CONTROL, AND OTHER ARRANGEMENTS
Executive Change in Control Severance Plan
Our Amended and Restated Executive Change in Control Severance Plan for NEOs, or the Severance Plan, provides for specified payments and benefits in connection with a termination of employment by the Company not for Cause or a resignation by the executive for Good Reason (as each such term is defined in the Severance Plan). Our goal in providing Severance Plan payments and benefits is to offer sufficient cash continuity protection such that our NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time employment terminates. We also have determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment are appropriate because they encourage our NEOs to stay focused on the business in those circumstances rather than focusing on the potential implications for them personally. To receive the severance payments and benefits under the Severance Plan, the NEOs must execute a general release of claims and comply with non-competition and non-solicitation provisions that apply for 18 months (or 24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.
Stock Ownership Policy
As more fully discussed above under “Stock Ownership Policy”, we have adopted the SOP designed to focus our directors, non-employee directors and NEOs on long-term stockholder value creation.
As noted in the chart below, as of March 19, 2025, our NEOs are in compliance with the applicable minimum targets of the common stock or common stock equivalent ownership levels required by our SOP.

NEO	SOP Requirement ($)	Compliant with SOP Requirement
Jeffrey S. Edison	10,000,000	✓
Robert F. Myers	1,740,000	✓
John P. Caulfield	1,500,000	✓
Tanya E. Brady	1,320,000	✓

Insider Trading Policy; Policy Prohibiting Hedging and Pledging of Our Stock
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, and we have implemented processes for the Company, that we believe are designed to promote compliance with insider trading laws, rules and regulations, as well as Nasdaq listing standards. Our Insider Trading Policy also prohibits the trading of our securities on the basis of material, non-public information and establishes regular blackout periods wherein certain designated employees are prohibited from trading in our

2025 PROXY STATEMENT	37

securities. Our Insider Trading Policy also prohibits all directors, officers, and other employees from engaging in short sales and certain hedging or monetization transactions with respect to the Company’s securities. The policy also prohibits all directors, officers and other associates from pledging our securities as collateral for a loan or as collateral in a margin account. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Tax and Accounting Considerations
We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual if an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
Section 162(m) of the Code limits the annual compensation deduction available to publicly held corporations to $1.0 million for certain “covered employees,” which generally includes our NEOs. If Section 162(m) applies for a particular year, our taxable income will increase by the amount of the disallowed compensation deduction. To maintain our REIT status, we are required to distribute at least 90% of our taxable income to our stockholders in the form of dividends. The increase in taxable income resulting from the application of Section 162(m) will be taken into account as the Board determines the amount of dividends to be paid to our stockholders in future years. Although the Compensation Committee intends to consider the impact of Section 162(m) in structuring compensation programs, the Compensation Committee expects its primary focus to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee may make awards and structure programs that are not deductible under Section 162(m).
Recoupment of Compensation
Our Board maintains an executive compensation clawback policy (“clawback policy”) that applies to our current and former executive officers and any other employee as may be designated by our Compensation Committee (each a “covered employee”) to support the Company’s compliance with applicable laws, including incentive-based compensation recovery requirements set forth in Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of a restatement of our financial or operating results, the clawback policy generally permits the recovery of certain cash and equity-based incentive compensation that was paid, granted, or vested based on financial or operating results that, when recalculated to include the correct performance data, were not achieved.
Under the clawback policy, in making such a determination as to whether to seek to recover such incentive compensation from a covered employee, our Compensation Committee will consider such factors as it deems appropriate, including whether the employee engaged in misconduct or negligent conduct that caused or contributed to the restatement and the amount of the overpayment. In addition, the clawback policy provides that, if a covered employee commits an act giving rise to “misconduct” (as defined in the clawback policy), the Compensation Committee may take remedial action against the covered employee, including the recovery of any incentive compensation paid to the covered employee within 36 months prior to or following the date of such misconduct and the cancellation of some or all of the covered employee’s outstanding vested but unsettled incentive compensation awards and outstanding unvested incentive compensation awards.
On August 8, 2023, we adopted an additional mandatory erroneously awarded compensation recovery policy which complies with SEC rules and the NYSE’s listing standards. This recovery policy provides that we shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event that the Company is required to prepare an accounting restatement. Under the policy, recovery of incentive-based compensation is required regardless of whether the applicable executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement and regardless of whether or when restated financial statements are filed by the Company, unless the Compensation Committee has determined that recovery

2025 PROXY STATEMENT	38

would be impracticable. The full text of this policy can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Equity Award Timing Policies and Practices
The Company does not currently grant (and does not currently have any outstanding) stock options, stock appreciation rights, or any similar awards with “option-like” features and therefore has not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company, however, as a general matter, the Company does not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
John A. Strong (Chair)
Leslie T. Chao
Jane E. Silfen
Gregory S. Wood

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Exchange Act.

2025 PROXY STATEMENT	39

Executive Compensation Tables
Summary Compensation Table
The following table and footnotes provide information regarding the compensation of our NEOs for the years presented:

			Stock Awards	Non-Equity	All Other
		Salary		Incentive Plan
				Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Total ($)
Jeffrey S. Edison	2024	927,375	4,428,883	1,435,241	197,559	6,989,058
Chairman of the Board	2023	907,460	4,174,387	1,606,800	457,581	7,146,228
and Chief Executive Officer	2022	880,077	4,137,071	1,495,000	335,703	6,847,851

Robert F. Myers	2024	547,115	1,387,395	577,500	46,083	2,558,093
President	2023	523,223	1,130,575	630,000	136,035	2,419,833
	2022	507,338	1,296,538	586,040	110,399	2,500,315

John P. Caulfield	2024	448,269	1,025,644	378,000	28,685	1,880,598
Chief Financial Officer, Executive	2023	432,462	814,735	300,000	62,970	1,610,167
Vice President and Treasurer	2022	407,231	687,915	278,300	70,291	1,443,737

Tanya E. Brady	2024	417,692	502,491	262,500	25,416	1,208,099
General Counsel,	2023	397,646	489,664	228,000	48,685	1,163,995
Executive Vice President and Secretary	2022	377,915	408,018	209,300	78,173	1,073,406

(1)Amounts reflect the grant date fair value of time-based and performance-based LTI Awards, including earned Class C Units attributable to the value of accrued distributions with respect to earned performance-based LTI Awards, under our annual LTI Program, in each case as computed in accordance with ASC 718. The time-based awards and performance-based awards under our annual LTI Program were granted in 2024, 2023 and 2022 under the LTI Program for such year. See “Compensation Discussion & Analysis - Long-Term Equity Incentive Program” for additional information regarding these awards.
The Compensation Committee grants the maximum number of performance units that can be earned, representing 200% of target performance, and any performance units not earned are forfeited. The LTI performance-based awards are earned solely on our Relative TSR, which is a market condition and not a performance condition. The grant date fair value per unit was calculated using a Monte Carlo simulation. The assumptions used in calculating the valuations for the awards are set forth in Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under ASC 718. The grant date fair value determined in accordance with ASC 718 shown above differs from the value of LTI Awards approved by the Compensation Committee because the approved LTI Awards (both time-based and performance-based) were converted to the number of rights to common stock based on the closing stock price on the date of grant instead of the Monte Carlo simulation shown here.
Class B Units and Class C Units are intended to qualify as profits interests in our Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and satisfy all applicable time-vesting and performance-vesting conditions.
(2)Represents amounts earned under the Annual Cash Incentive Program based on achievement of individual and Company performance metrics for the applicable year and paid in the following calendar year.
(3)Amounts reported in the “All Other Compensation” column for 2024 include Company contributions to the 401(k) plan, distributions paid on unvested equity-based awards, and personal use of the Company’s leased aircraft, as shown in the following table:

		Distributions Paid on
	Retirement Plan	Unvested Equity-
Name	Contributions ($)	Based Awards ($)(a)	Perquisites ($)(b)	Total ($)
Jeffrey S. Edison	10,350	142,736	44,473	197,559
Robert F. Myers	10,350	35,733	—	46,083
John P. Caulfield	10,350	18,335	—	28,685
Tanya E. Brady	10,350	15,066	—	25,416

a.Includes distributions paid on Class B Units and Class C Units, and dividend equivalents paid on RSUs. See “Compensation Discussion and Analysis – Dividends and Distributions” for more information regarding dividends and distributions on RSUs.
b.For Mr. Edison, this amount includes $44,473 for personal use of the Company’s leased aircraft, representing the incremental cost to the Company determined by multiplying the difference between the amount the Company pays per hour and the amount that Mr. Edison pays per hour for personal flights by the number of personal flight hours used by Mr. Edison in 2024. Occasionally, Mr. Edison’s spouse, family member, or other guests may be passengers on the Company’s leased aircraft when the aircraft is already scheduled for business use by Mr. Edison. There was no incremental cost to the Company associated with these additional passengers. See “Related Party Transactions—Agreements with Related Persons—Aircraft Leases” for more information on personal use of the aircraft.

2025 PROXY STATEMENT	40

2024 Grants of Plan-Based Awards
The following table provides information about equity and non-equity incentive awards granted to NEOs in 2024:

									All Other	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts			Stock Awards:	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Stock and
			Awards(1)			Awards(2)			Shares of	Option
Name	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Awards
	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Jeffrey S. Edison			683,448	1,366,896	2,050,344
	3/1/2024	3/1/2024				32,345	64,691	129,381		2,848,970
	3/1/2024	3/1/2024							43,127(3)	1,439,579
	3/1/2024	3/1/2024							3,952(4)	140,334
Robert F. Myers			275,000	550,000	825,000
	3/1/2024	3/1/2024				10,138	20,276	40,552		892,955
	3/1/2024	3/1/2024							13,517(3)	451,197
	3/1/2024	3/1/2024							1,218(4)	43,243
John P. Caulfield			180,000	360,000	540,000
	3/1/2024	3/1/2024				7,604	15,207	30,414		669,716
	3/1/2024	3/1/2024							10,138(3)	338,406
	3/1/2024	3/1/2024							493(4)	17,522
Tanya E. Brady			125,000	250,000	375,000
	3/1/2024	3/1/2024				3,717	7,435	14,869		327,415
	3/1/2024	3/1/2024							4,956(3)	165,431
	3/1/2024	3/1/2024							272(4)	9,645

(1)Amounts relate to the 2024 Annual Cash Incentive Program. The amounts actually paid in February 2025 are included in the Summary Compensation Table for 2024 in the “Non-Equity Incentive Plan Compensation” column and described in footnote 2 to that table.
(2)The Compensation Committee grants the maximum number of performance units that can be earned, representing 200% of target performance, and any performance units not earned are forfeited. Represents performance-based LTI Awards awarded under the 2024 LTI Program in the form of Class C Units per the election of the executive officers, which covers performance during the three-year period January 1, 2024 through December 31, 2026. The performance-based LTI Awards were granted under our 2020 Omnibus Incentive Plan (the “2020 Plan”). The per unit amount utilized for the aggregate grant date fair value reported in the last column above represents the fair value of the awards determined as of the grant date under ASC 718. The aggregate grant date fair value for these awards is included in the Summary Compensation Table for 2024 in the “Stock Awards” column and described in footnote 1 to that table.
(3)Represents the number of time-based LTI Awards granted in 2024 pursuant to awards under the 2024 LTI Program in the form of Class B Units per the election of the executive officers. These awards vest in four equal annual installments following the grant date. The time-based LTI Awards were granted under the 2020 Plan. The aggregate grant date fair value for these awards was determined as of the grant date under ASC 718 and is included in the Summary Compensation Table for 2024 in the “Stock Awards” column and described in footnote 1 to that table.
(4)Represents vested and earned Class C Units, calculated pursuant to the award agreement, attributable to the value of accrued distributions with respect to earned 2021 performance-based LTI Awards, which were automatically granted pursuant to the applicable award agreement.

2025 PROXY STATEMENT	41

2024 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2024, with market value determined based on our closing stock price on December 31, 2024 (last trading day in 2024) of $37.46:

		Stock Awards
				Equity Incentive	Equity Incentive
				Plan Awards:
			Market Value of	Number of	Plan Awards: Market
				Unearned	or Payout Value of
		Number of Shares or	Shares or Units	Shares, Units or	Unearned Shares,
			of Stock That	Other Rights	Units or Other
Name	Date of Grant	Units of Stock That	Have Not	That Have Not	Rights That Have
		Have Not Vested (#)	Vested ($)	Vested (#)	Not Vested ($)
Jeffrey S. Edison	3/12/2019(1)**			—	—
	3/10/2021(2)**	11,143	417,417
	3/1/2022(3)**	18,270	684,394
	3/1/2022(4)**	47,084	1,763,767
	3/1/2023(5)**	27,009	1,011,757
	3/1/2023(6)**			66,597	2,494,705
	3/1/2024(7)**	43,127	1,615,537
	3/1/2024(8)**			64,691	2,423,306

Robert F. Myers	3/10/2021(2)**	3,428	128,413
	3/1/2022(3)**	5,622	210,600
	3/1/2022(4)**	14,486	542,646
	3/1/2023(5)**	8,310	311,293
	3/1/2023(6)**			17,118	641,222
	3/1/2024(7)**	13,517	506,347
	3/1/2024(8)**			20,276	759,539

John P. Caulfield	3/10/2021(2)**	1,258	47,125
	3/1/2022(3)**	2,268	84,959
	3/1/2022(4)**	10,261	384,377
	3/1/2023(5)**	5,887	220,527
	3/1/2023(6)**			12,430	465,609
	3/1/2024(7)**	10,138	379,769
	3/1/2024(8)**			15,207	569,654

Tanya E. Brady	3/10/2021(2)**	686	25,698
	3/1/2022(3)**	1,249	46,788
	3/1/2022(4)**	6,190	231,877
	3/1/2023(5)**	3,552	133,058
	3/1/2023(6)**			7,458	279,377
	3/1/2024(7)**	4,956	185,652
	3/1/2024(8)**			7,435	278,496
**    Class B Units/Class C Units
(1)Special long-term incentive award (“Special LTI Award”) consisting of 452,489 Class C Units granted to Mr. Edison in 2019, that will be earned, to the extent performance conditions are achieved, as of the last day of the performance period on March 31, 2026. The number of Class C units that would have been earned as of December 31, 2024 had the performance period ended on such date is zero, and it was conclusively determined that the performance conditions for the Special LTI Award cannot be achieved under any circumstances. As a result of such determination and because the Special LTI Award does not include a threshold performance level, no amounts have been presented for the Special LTI Awards.
(2)Remaining portion of time-based Class B Units granted in March 2021 that vested on January 1, 2025..
(3)Remaining portion of time-based Class B Units granted in March 2022 that vest in equal amounts over four years, beginning on March 1, 2023.
(4)Performance-based LTI Awards granted under the 2022 LTI Program were deemed earned at 165.2% of target opportunity based on performance through December 31, 2024, the last day of the performance period. Half of the earned units vested on December 31, 2024 and the remaining half, which are reported in the “Shares or Units of Stock That Have Not Vested” column, will vest on December 31, 2025. The value as of December 31, 2024 of the earned, vested and paid portion of the 2022 performance-based LTI Awards is reported in the 2024 Stock Vested Table Below.
(5)Remaining portion of time-based Class B Units granted in March 2023 that vest in equal amounts over four years, beginning on March 1, 2024.
(6)The target amount of performance-based LTI Awards granted under the 2023 LTI Program that can be earned, based on the three-year total shareholder return, as of December 31, 2025, the last day of the performance period. Half of the earned units will vest on January 1, 2026 and half will vest on January 1, 2027.
(7)Time-based Class B Units granted in March 2024 that vest in equal amounts over four years, beginning on March 1, 2025.
(8)The target amount of performance-based LTI Awards granted under the 2024 LTI Program that can be earned, based on the three-year total shareholder return, as of December 31, 2026, the last day of the performance period. Half of the earned units will vest on January 1, 2027 and half will vest on January 1, 2028.

2025 PROXY STATEMENT	42

2024 Stock Vested
The following table sets forth summary information regarding the vesting during 2024 of LTI Awards and/or RSUs held by our NEOs. None of the NEOs held or exercised any stock options in 2024.

	Stock Awards
	Number of OP Units/Shares	Value Realized

Name	Acquired on Vesting (#)	on Vesting ($)(1)(2)
Jeffrey S. Edison	165,487	5,963,291
Robert F. Myers	62,362	2,221,743
John P. Caulfield	36,611	1,301,130
Tanya E. Brady	28,192	989,554

(1)Represents the value realized on vesting as calculated by multiplying the number of shares or units that vested by the closing market price of our common stock on the applicable vesting date.
(2)In addition to time-vesting Class B Units and time-vesting RSUs that vested during 2024, amounts shown include Class C Units under our 2021 and 2022 LTI Programs that satisfied both the applicable performance-vesting condition and applicable time-vesting condition as of December 31, 2024.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Amended and Restated Executive Change in Control Severance Plan
Each of our NEOs participates in the Severance Plan. Under the Severance Plan, in the event that an executive’s employment is terminated by the Company or its affiliates not for Cause or the executive resigns for Good Reason, in either case, not in connection with a Change in Control (each such term as defined in the Severance Plan), then the executive will be entitled to (i) a lump sum payment equal to the product of (A) 1.5 (or 2.0 in the case of Mr. Edison) and (B) the sum of (1) the executive’s base salary and (2) the executive’s average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus), (ii) if the executive elects to receive group health insurance under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, following the termination date, the Company will provide such coverage for 18 months (or 24 months in the case of Mr. Edison) following termination, provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and, provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents, and (iii) (A) the executive’s unvested time-based equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination will vest on the termination date and be paid in full within 70 days of the date of termination and (B) the executive will remain eligible to vest and be paid on a pro-rata portion of performance-based equity awards based on actual performance at the end of the performance period, with proration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.
In lieu of the benefits described in the immediately preceding paragraph, in the event that an executive’s employment is terminated by the Company or its affiliates not for Cause or the executive resigns for Good Reason, in either case within two years following a Change in Control, then the executive will be entitled to (i) a lump sum payment equal to the product of (A) 2.0 (or 2.5 in the case of Mr. Edison) and (B) the sum of (1) the executive’s base salary and (2) the executive’s average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus) and (ii) if the executive elects to receive group health insurance under COBRA following the termination date, the Company will provide such coverage for 24 months following termination (or 30 months following termination in the case of Mr. Edison), provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and, provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents. The executive’s unvested time-based equity awards and earned but unvested performance-based equity awards will vest as of the date of termination and be paid in full within 70 days of the date of termination.

2025 PROXY STATEMENT	43

Upon the closing of any Change in Control, the Compensation Committee will determine the number of performance-based equity awards held by the executive that will be considered earned under such awards based upon the Company’s performance by pro-rating the performance targets for the shortened performance period and then measuring such pro-rated targets against actual Company performance through the closing of the Change in Control. Any such earned awards will then be converted into time-based awards that will vest and be paid based on continued service through the end of the performance period that was applicable to such award prior to the Change in Control, subject to acceleration as described in the last sentence of the prior paragraph.
If the executive dies or if the Company and its affiliates terminate an executive’s employment due to Disability (as defined in the Severance Plan), the executive or his or her legal heirs will be entitled to (i) a pro-rated portion of his or her annual cash performance bonus for the year of termination if the Compensation Committee determines that performance is achieved, (ii) accelerated vesting of unvested time-based equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination, and (iii) remain eligible to vest and be paid on a prorated portion of performance-based equity awards based on actual performance at the end of the performance period with pro-ration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.
Receipt of the severance payments and benefits under the Severance Plan is subject to the execution and non-revocation of a release agreement by the executive and compliance with non-competition and non-solicitation provisions that apply for 18 months (24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.

2025 PROXY STATEMENT	44

Quantification of Payments Upon Termination or Change in Control
The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on December 31, 2024, the last day of the fiscal year, based on the value of a share of our common stock on such date, where applicable. If a triggering event would actually occur, the amounts actually received will vary based on factors such as the timing during the year of such triggering event and the estimated value per share of our common stock.

			Termination		Change in	Change in
			for Good	Death or	Control	Control
		Retirement	Reason or		without	with
Name	Benefit		not for Cause	Disability	Termination	Termination
		($)	($)	($)	($)	($)
Jeffrey S. Edison	Severance Pay	-	4,883,676	1,435,241	-	6,104,595
	Health Care Benefits(1)	-	31,140	-	-	38,926
	Time-based Equity Acceleration	-	2,584,066	2,584,066	-	3,729,106
	Performance-based Equity Acceleration	-	6,705,565	6,705,565	-	11,599,789
	Total	-	14,204,447	10,724,872	-	21,472,416
Robert F. Myers	Severance Pay	-	1,721,770	577,500	-	2,295,693
	Health Care Benefits(1)	-	37,282	-	-	49,709
	Time-based Equity Acceleration	-	799,696	799,696	-	1,156,652
	Performance-based Equity Acceleration	-	1,903,979	1,903,979	-	3,344,167
	Total	-	4,462,727	3,281,175	-	6,846,221
John P. Caulfield	Severance Pay	-	1,153,150	378,000	-	1,537,533
	Health Care Benefits(1)	-	20,667	-	-	27,556
	Time-based Equity Acceleration	-	468,962	468,962	-	732,380
	Performance-based Equity Acceleration	-	1,384,971	1,384,971	-	2,454,904
	Total	-	3,027,750	2,231,933	-	4,752,373
Tanya E. Brady	Severance Pay	-	979,900	262,500	-	1,306,533
	Health Care Benefits(1)	-	11,748	-	-	15,664
	Time-based Equity Acceleration	-	254,016	254,016	-	391,195
	Performance-based Equity Acceleration	-	790,031	790,031	-	1,347,624
	Total	-	2,035,695	1,306,547	-	3,061,016
(1)Represents the aggregate present value of continued participation in the Company’s group health insurance coverage based on the portion of the premiums payable by the Company during the eligible period. The eligible period for a termination without Cause or resignation for Good Reason, in either case, not in connection with a Change in Control, is 24 months for Mr. Edison and 18 months for all other NEOs. The eligible period for a Change in Control with termination without Cause or resignation for Good Reason is 30 months for Mr. Edison and 24 months for all other NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for group health insurance coverage through the new employer.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. Edison, to the annual total compensation of our median employee.
As reported in the Summary Compensation Table, our CEO had annual total compensation for 2024 of $6,989,058. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2024 was $124,914. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2024 was 56 to 1.
We believe that our compensation philosophy should be consistent and internally equitable to motivate our associates to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay that our CEO receives and the pay that all of our other associates receive.
We identified the median employee in 2024 based on the pool of full-time individuals who were employed by us on December 31, 2024. Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year. The compensation of this pool of employees was calculated using the Summary Compensation Table methodology.

2025 PROXY STATEMENT	45

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2024, 2023, 2022, 2021, and 2020, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ in thousands)	Adjusted FFO per Share ($)(3)
					TSR ($)	Peer Group TSR ($)(2)
2024	6,989,058	5,459,466	1,882,263	1,536,729	151	149	69,696	2.00
2023	7,146,228	9,352,243	1,882,586	2,408,214	142	111	63,762	1.88
2022	6,847,851	6,720,807	1,840,005	1,829,604	120	102	54,529	1.82
2021	8,807,044	12,491,228	3,032,600	3,704,836	120	120	17,233	1.79
2020	5,517,111	2,724,038	1,216,499	781,462	N/A	N/A	5,462	1.69
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year. An IPO Award was granted to all PECO associates at the time of our IPO in 2021, with a grant date fair value of $28.00 per share awarded. These awards are one-time in nature and the values reflected above include the change in fair value from time of grant to end of period. The change in our closing share prices for each period end is noted below in footnote “c.”

Year	PEO	Non-PEO NEOs
2024	Jeffrey S. Edison	Robert F. Myers, John P. Caulfield, and Tanya E. Brady
2023	Jeffrey S. Edison	Devin I. Murphy, Robert F. Myers, John P. Caulfield, and Tanya E. Brady
2022	Jeffrey S. Edison	Devin I. Murphy, Robert F. Myers, John P. Caulfield, and Tanya E. Brady
2021	Jeffrey S. Edison	Devin I. Murphy, Robert F. Myers, John P. Caulfield, and Tanya E. Brady
2020	Jeffrey S. Edison	Devin I. Murphy, Robert F. Myers, John P. Caulfield, and Tanya E. Brady
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2024		2023
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(4,428,883)	$(971,843)	$(4,174,387)	$(883,354)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End (a) (b)	3,412,208	754,577	4,646,629	893,948
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date (a)	144,187	24,114	—	93,598
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End (a) (c)	(362,160)	(61,743)	1,262,886	267,755
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date (a)	(73,673)	(42,182)	470,887	153,681
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(221,271)	(48,457)	—	—
Total Adjustments	$(1,529,592)	$(345,534)	$2,206,015	$525,628

2025 PROXY STATEMENT	46

	2022		2021		2020
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(4,137,071)	$(880,326)	$(5,802,345)	$(2,018,831)	$(2,924,995)	$(357,334)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End (a) (b)	3,897,659	808,373	6,957,596	2,233,620	2,305,739	281,682
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date (a)	507,744	153,753	114,155	134,122	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End (a) (c)	(404,435)	(100,186)	2,134,697	293,502	(2,069,632)	(334,456)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date (a)	9,059	7,985	280,081	29,823	(104,185)	(24,929)
Total Adjustments	$(127,044)	$(10,401)	$3,684,184	$672,236	$(2,793,073)	$(435,037)
a.Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely time-vesting RSUs/Class B Units, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based 2020 and 2021 RSUs/Class C Units (excluding any market-based awards), the same valuation methodology as time-vesting RSUs/Class B Units above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for 2022, 2023, and 2024 market-based performance awards, the fair value is calculated by a Monte Carlo simulation model as of the applicable year-end date(s). For additional information on the valuation assumptions, please refer to Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
b.The material differences in assumptions from the grant date values are as follows: (i) Monte Carlo valuation as of December 31, 2024, 2023 and 2022, was $36.97, $35.79 and $31.04, respectively for time-vesting LTIPs, compared to $33.38, $31.59 and $29.46, respectively at grant date; and $14.05, $25.21 and $24.24, respectively for performance-based LTIPs, compared to $22.02, $22.80 and $22.31, respectively at grant date; and (ii) changes in the probability assumptions and closing price per share as of December 31, 2021 and December 31, 2020. The 2020 performance-based LTIPs had a probable outcome at grant date of 100% compared to 170% and 175% at December 31, 2022 and 2021, respectively. The 2021 performance-based LTIPs had a probable outcome at grant date of 100% compared to 95% and 100% at December 31, 2023 and 2022, respectively. The 2022 performance-based LTIPs had a probable outcome at grant date of 100% compared to 165.2% and 100% at December 31, 2024 and 2023, respectively.
c.Closing price per share as of December 31, 2024, 2023, 2022, 2021, 2020, and 2019 was $37.46, $36.48, $31.84, $33.04, $26.25, and $33.30, respectively.

(2)For the relevant fiscal year, represents the average TSR (the “Peer Group TSR”) for the following peer companies: Acadia Realty Trust; Brixmor Property Group Inc.; Federal Realty Investment Trust; InvenTrust Properties Corp.; Kimco Realty Corporation; Kite Realty Group Trust; The Macerich Company; Regency Centers Corporation; Retail Opportunity Investments Corp.; Tanger Inc.; and Urban Edge Properties (the “Peer Group”) with an initial investment of $100 on July 15, 2021, the first day on which our common stock began trading on Nasdaq.
(3)Adjusted FFO is a non-GAAP measure calculated from Nareit FFO and Core FFO. Nareit FFO is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance and Core FFO includes certain non-comparable items that affect our performance over time. We believe Adjusted FFO provides further insight into our portfolio performance by focusing on the revenues and expenditures directly involved in our operations and the management of our entire real estate portfolio. For a reconciliation of how we calculate Nareit FFO, Core FFO, and Adjusted FFO from GAAP Net Income, please see Annex A.
Relationship Between Compensation Actually Paid and Performance
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and our Peer Group TSR, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024; and (ii) our net income and (iii) our Adjusted FFO, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested. Our common stock began trading on Nasdaq on July 15, 2021, and thus all TSR amounts are calculated with the $100 investment using the closing market price of our common stock on its first day of trading.

2025 PROXY STATEMENT	47

2025 PROXY STATEMENT	48

Important Financial Performance Measures for Pay Versus Performance
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:
•Adjusted FFO per share;
•Same-Center NOI growth;
•Relative TSR;
•Leased occupancy for our portfolio;
•ABR per leased square foot growth; and
•Net acquisition activity.
For additional details regarding our most important financial performance measures, please see the sections titled “2024 Annual Cash Incentive Program” and “Long-Term Equity Incentive Program” in our Compensation Discussion and Analysis (CD&A) above in this Proxy Statement.
The information and statements contained in the PAY VERSUS PERFORMANCE section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

Proposal 2: Advisory Resolution to Approve Executive Compensation (“Say-on-Pay”)

As required by Section 14A of the Exchange Act, you have the opportunity to cast an advisory, non-binding vote to approve the compensation of our NEOs as disclosed in this Proxy Statement.
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the key objectives of our executive compensation program are to: (i) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (ii) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (iii) incentivize our executive officers to build value and achieve financial objectives designed to increase the value of our business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by aligning their compensation with our financial results.
We are asking our stockholders to indicate their support for our NEO compensation, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
‘‘RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion is hereby APPROVED.’’
The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs as described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding NEOs.
Unless otherwise determined by our Board, the next advisory vote on executive compensation will be held at our 2026 Annual Meeting of stockholders.

2025 PROXY STATEMENT	49

VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes are not votes cast and will have no effect on the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025. Deloitte & Touche LLP has served as our independent registered public accounting firm since our formation in 2009.
Although the submission of this matter for approval by stockholders is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views. If our stockholders do not ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different auditor at any time during the year if it determines that a change would be in the best interests of the Company.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions.
VOTE REQUIRED
Ratification of this proposal requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Abstentions are not votes cast and will have no effect on the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025

2025 PROXY STATEMENT	50

AUDIT FEES
The aggregate fees billed for professional services provided by Deloitte & Touche LLP for the annual audit of our financial statements, and for audit-related, tax and other services performed in 2024 and 2023, are as follows:

	2024	2023
Audit fees(1)	$1,524,643	$1,501,208
Audit-related fees(2)	414,086	284,086
Tax fees(3)	183,102	167,243
Total fees	$2,121,831	$1,952,537
(1)Includes aggregate fees and expenses billed for annual audit and quarterly reviews of our consolidated financial statements.
(2)Includes fees billed for services reasonably related to the performance of the audit and review of the consolidated financial statements, including review of other SEC filings.
(3)Includes aggregate fees billed for services related to tax advice and planning.
Preapproval Policies
The Audit Committee charter imposes a duty on the Audit Committee to preapprove all audit and non-audit services performed for us by our independent auditors, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or such service falls within available exceptions under SEC rules. The Audit Committee has established a policy regarding preapproval of such services, including the establishment of certain “general” preapprovals, subject to specified cost levels. For requests or applications for services where specific preapproval by the Audit Committee is not required, our management determines whether such services have general preapproval, and informs the Audit Committee on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific preapproval by the Audit Committee are submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer. The Chair of the Audit Committee has been delegated the authority to specifically preapprove certain services not covered by the general preapproval guidelines, provided that such preapprovals are disclosed to the full Audit Committee at the next regularly scheduled meeting. All services rendered by Deloitte & Touche LLP for the year ended December 31, 2024 were preapproved in accordance with the policies and procedures described above.

2025 PROXY STATEMENT	51

Report of the Audit Committee
The Audit Committee reviews the financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2024 audited consolidated financial statements with management, including a discussion of the quality and acceptability of the Company’s financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the U.S. Public Company Accounting Oversight Board and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting, their judgments as to the quality and the acceptability of the consolidated financial statements and the Company’s internal control over financial reporting, and discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining its independence from the Company.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically, and at least quarterly, with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the 2024 audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Submitted by the Audit Committee
Leslie T. Chao (Chair)
Elizabeth O. Fischer
Anthony E. Terry
Gregory S. Wood
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Exchange Act.

2025 PROXY STATEMENT	52

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information related to the Company’s equity compensation plans, including the number of unvested awarded shares outstanding and the number of shares available for future issuance as of December 31, 2024 under such plans, is as follows:

	(a) Number of Securities	(b) Weighted-Average	(c) Number of Securities Remaining
	to be Issued Upon Exercise	Exercise Price of	Available for Future Issuance Under
	of Outstanding Options,	Outstanding Options,	Equity Compensation Plans (excluding
	Warrants, and Rights(1)	Warrants, and Rights	securities reflected in column (a))(2)
Equity compensation	1,157,509	—	3,703,474
plans approved by
security holders
Equity compensation	—	—	—
plans not approved by
security holders
Total	1,157,509	—	3,703,474

(1)Includes approximately 0.7 million performance-vesting awards (“PSUs”) at maximum achievement level under the plan metrics that were issued under our 2020 Plan. Based upon results to date, we currently expect a total of approximately 0.5 million of such PSUs to vest.
(2)Represents shares of our common stock available for grants under the 2020 Plan.

Beneficial Ownership of Common Stock
The following table sets forth information regarding the beneficial ownership of shares of our common stock and OP Units, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis for: (i) each director (each of whom is a nominee); (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) any person known to us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership of our shares is as of March 7, 2025, based on 125,371,924 outstanding shares of our common stock on such date.
The SEC defines “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. The OP Units held by a person, and the RSUs, Class B Units and earned Class C Units held by a person that are vested as of, or that will vest within 60 days of, March 7, 2025 are deemed to be outstanding and beneficially owned shares of common stock for purposes of the table below for such person, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. OP Units are exchangeable, at the election of the holder, for cash equal to the fair market value of common stock or, at the option of our Operating Partnership, shares of common stock, on a one-for-one basis. Class B Units and Class C Units are issued under our LTI Program and are intended to qualify as profits interests in the Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and have satisfied all applicable time-vesting and performance-vesting conditions.
Unless otherwise indicated, the address of each individual listed below is c/o Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.

2025 PROXY STATEMENT	53

		Shares/Units Beneficially Owned

Name of Beneficial Owner	Common	Rights to Common Stock(1)	Total	Ownership Percentage(2)
Non-Employee Directors
Leslie T. Chao	48,979	—	48,979(3)(4)	*
Elizabeth O. Fischer	18,567	—	18,567(4)	*
Devin I. Murphy	13,575	768,784(5)	782,359	*
Stephen R. Quazzo	44,145	—	44,145(4)	*
Jane E. Silfen	18,567	—	18,567(4)	*
John A. Strong	20,960	—	20,960(4)	*
Anthony E. Terry	5,047	—	5,047(4)	*
Parilee E. Wang	24,990	3,364(6)	28,354	*
Gregory S. Wood	24,031	—	24,031(4)	*
NEOs
Jeffrey S. Edison	373,858(7)	8,896,871(8)	9,270,729	6.90%
Robert F. Myers	29,013	267,885(9)	296,898	*
John P. Caulfield	22,326	66,979(10)	89,305	*
Tanya E. Brady	16,860	52,722(11)	69,582	*
All directors and executive officers as a group (13 persons)	660,918	10,056,605	10,717,523	7.91%
5% Beneficial Owners
BlackRock, Inc.	21,259,846	—	21,259,846(12)	16.96%
The Vanguard Group	18,759,585	—	18,759,585(13)	14.96%
Wellington Management Group LLP	8,083,622	—	8,083,622(14)	6.45%
State Street Corporation	6,674,943	—	6,674,943(15)	5.32%
*Less than 1%.
(1)There were an aggregate of 13,013,734 OP Units outstanding and not directly or indirectly held by the Company as of March 7, 2025. Includes OP Units held by the individual. Also includes earned Class C Units and Class B Units that are currently vested or vest within 60 days of March 7, 2025 as these LTIP units automatically convert on a one-for-one basis into OP Units once they achieve parity with the OP Units (based on capital account balance per unit) and have satisfied all applicable time-vesting and performance-vesting conditions.
(2)Based on 125,371,924 shares of our common stock outstanding, including restricted stock held by non-employee directors, as of March 7, 2025, plus for each person, the OP Units held by that person, and the Class B Units, Class C Units and RSUs held by that person that are vested as of, or that will vest within 60 days of, March 7, 2025. These rights to acquire common stock are deemed to be outstanding shares of common stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.
(3)Includes 189 shares held by Mr. Chao’s wife.
(4)Includes 3,364 shares of unvested restricted stock.
(5)Represents (i) 321,310 OP Units held directly, (ii) 2,789 earned Class B Units, and 2,197 earned Class C Units held directly that are vested as of, or will vest within 60 days of, March 7, 2025, (iii) 378,488 OP Units held indirectly by DJM Investments LLC, and (iv) 64,000 OP Units held indirectly by a LLC held by a Family Member’s Trust. Mr. Murphy has voting and dispositive power as to the shares held by the entities referenced in (iii) and (iv), and disclaims beneficial ownership of the these securities except to the extent of his pecuniary interest therein.
(6)Represents 3,364 Class B Units that are vested as of, or will vest within 60 days of, March 7, 2025.
(7)Represents (i) 217,750 shares of common stock held directly, (ii) 77,354 shares of common stock held by PELP, (iii) 12,088 shares of common stock held by Edison Properties LLC, (iv) 33,333 shares of common stock held by Father’s Trust, (v) 11,111 shares of common stock held by Brother’s Trust, (vi) 11,111 shares of common stock held by Sister-in-law’s Trust, and (vii) 11,111 shares of common stock held by Jeffrey Edison Trust. Mr. Edison has shared voting and dispositive power as to the shares held by the entities referenced in (ii) through (vii), and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The foregoing names of trusts are abbreviations.
(8)Represents (i) 2,004,924 OP Units held directly and 3,556 earned Class C Units held directly that are vested as of, or will vest within 60 days of, March 7, 2025, (ii) 1,134,216 OP Units held by Edison Properties LLC (iii) 60,583 OP Units held by Father’s Trust, (iv) 276,927 OP Units held by Old 97, Inc., (v) 211,266 OP Units held by Spouse’s Trust, of which Mr. Edison’s wife is the trustee, (vi) 479,093 OP Units held by Spouse’s Family Trust, of which Mr. Edison is the trustee, (vii) 1,814,406 OP Units held by Jeffrey Edison Family Trust, of which Mr. Edison’s wife is the trustee, (viii) 431,233 OP Units held by Edison Family Trust, of which Mr. Edison is co-trustee, (ix) 330,667 OP Units held by Edison Ventures Trust, of which Mr. Edison is trustee, and (x) 2,150,000 OP units held by Sprinkles Trust, of which Mr. Edison is the manager. Mr. Edison has shared voting and dispositive power as to the shares held by the entities referenced in (ii) through (ix), and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The foregoing names of trusts are abbreviations.
(9)Represents 266,788 OP Units and 1,097 earned Class C Units that are vested as of, or will vest within 60 days of, March 7, 2025.
(10)Represents 66,198 OP Units and 781 earned Class C Units that are vested as of, or will vest within 60 days of, March 7, 2025.
(11)Represents 52,252 OP Units and 470 earned Class C Units that are vested as of, or will vest within 60 days of, March 7, 2025.
(12)Based on an Amendment to Schedule 13G filed with the SEC on January 19, 2024 by BlackRock, Inc., reporting sole voting power over 20,892,135 shares and sole dispositive power over 21,259,846 shares, and shared voting and dispositive power over 0 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(13)Based on an Amendment to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, as an investment advisor, reporting sole voting power over 0 shares, shared voting power over 198,994 shares, sole dispositive power over 18,438,646 shares and shared dispositive power over 320,939 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(14)Based on an Amendment to Schedule 13G filed with the SEC on February 8, 2024 by (i) Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors LLP, each reporting beneficial ownership of 8,083,622 shares with shared voting power over 6,926,233 shares, shared dispositive power over 8,083,622

2025 PROXY STATEMENT	54

shares, and sole voting and dispositive power over 0 shares, and (ii) Wellington Management Company LLP., an investment advisor, reporting beneficial ownership of 7,706,588 shares with shared voting power over 6,806,814 shares, shared dispositive power over 7,706,588 shares, and sole voting and dispositive power over 0 shares. The securities are reported as owned of record indirectly by Wellington Management Group LLP, as parent holding company of certain holding companies, and directly by clients of the Wellington Investment Advisers and one or more identified investment advisors. The address for the filing persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(15)Based on a Schedule 13G filed with the SEC on January 29, 2024 by State Street Corporation, as an investment advisor, reporting sole voting power over 0 shares, shared voting power over 5,147,170 shares, sole dispositive power over 0 shares and shared dispositive power over 6,663,043 shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114.

RELATED PARTY TRANSACTIONS
Related Person Transactions Policy and Procedures
The Board has adopted a Related Person Transactions Policy and Procedures in conformity with Nasdaq requirements that requires certain transactions to be reviewed and approved or ratified by the Audit Committee. The policy applies to all transactions or a series of transactions (i) in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, (ii) between the Company and a director, executive officer or beneficial owner of more than 5% of our common stock, or immediate family member of the foregoing (“related person”) and (iii) in which such related person had, has or will have a direct or indirect material interest. In the course of its review and approval or ratification of such a transaction, the Audit Committee routinely considers the relevant known facts and circumstances of each such transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, and the extent of the related person’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. If advance Audit Committee approval of a related party transaction is not feasible, then a related party transaction may be preliminarily entered into upon prior approval of the transaction by the Chairperson of the Audit Committee, subject to ratification of the transaction at the Audit Committee’s next regularly scheduled meeting. If ratification is not obtained at the Audit Committee’s next regularly scheduled meeting, then all reasonable efforts will be taken to cancel or nullify the transaction. A transaction that was not initially recognized as a related party transaction will be presented to the Audit Committee for ratification at the next regularly scheduled meeting promptly after recognition of such as a related party transaction. If ratification of such is not obtained at the Audit Committee’s next regularly scheduled meeting, then all reasonable efforts will be taken to cancel or nullify such transaction if it is not ratified.
The Audit Committee has preapproved certain transactions, including: (i) any compensation to an executive officer or director if such compensation is required to be reported in the Company’s Proxy Statement or Annual Report on Form 10-K under Item 402 of Regulation S-K and has been approved by the Board or the Compensation Committee, or would have been required to be reported if the executive was a NEO and such compensation has been approved, or recommended to the Board for approval, by the Compensation Committee; and (ii) any transaction in the ordinary course of business where the related person’s interest arises solely (a) as an employee, director or beneficial owner, together with any other related person beneficial owners, of less than 10% of the equity of the company party to the transaction, (b) in the case of limited partnerships, from a limited partner whose interest in the partnership party to the transaction, together with any other related person limited partners, is less than 10%, and who has no other position in the partnership and is not a general partner, or (c) from any charitable contribution, grant or endowment to a charitable organization, foundation or university where a related person other than a 5% stockholder that is not a natural person is an employee, if the aggregate amount involved in the current or any of the past three fiscal years does not exceed the greater of $200,000 or 5% of the total consolidated gross revenues for that year.
Agreements with Related Persons
Tax Protection Agreements
We, the Operating Partnership, and certain persons who are limited partners of the Operating Partnership, or the protected partners, entered into a tax protection agreement (the “2017 TPA”) on October 4, 2017 in connection with the closing of the October 2017 transaction pursuant to which we internalized our management structure through the acquisition of certain real estate assets and the third-party investment management business of Phillips Edison Limited Partnership (“PELP”) in exchange for OP units and cash (the “PELP Transaction”). The 2017 TPA requires the indemnification of the protected partners for tax liabilities in certain instances, as detailed below. As a result of our effective tax planning and use of tax-deferred exchanges under Section 1031 (“Section 1031 Exchanges”) of the Code, no liability under the 2017 TPA has been incurred to date. We believe that we will either (i) continue to own and operate the remaining protected properties or (ii) be able to successfully complete Section 1031 Exchanges (unless

2025 PROXY STATEMENT	55

there is a change in applicable law) or complete other tax efficient transactions to avoid any liability under the 2017 TPA during the term of the 2017 TPA.
In accordance with the 2017 TPA, if, during the period beginning on October 4, 2017 and ending on October 4, 2027, or the tax protection period, the Operating Partnership: (i) without the written approval of the “Partners’ Representative” (as defined in the 2017 TPA), (A) sells, exchanges, transfers or otherwise disposes of certain properties in a transaction that would result in the recognition of taxable income or gain by any protected partner under Section 704(c) of the Code, or (B) undertakes any merger, combination, consolidation or similar transaction (including a transfer of all or substantially all assets), or a fundamental transaction, that would result in the recognition of taxable income or gain by any protected partner; or (ii) fails (without the written approval of the Partners’ Representative) to maintain certain minimum levels of indebtedness that would be allocable to each protected partner for tax purposes or, under certain circumstances, to offer the protected partners the opportunity to guarantee certain types of the Operating Partnership’s indebtedness, then the Operating Partnership will pay each affected protected partner cash equal to the estimated applicable “make whole amount.” The “make whole amount” applicable to a transfer or transaction described in clause (i) above is generally equal to the sum of (1) the product of the applicable amount of income or gain recognized by the protected partner in respect of such transfer or transaction, multiplied by an assumed tax rate (based on the highest combined statutory U.S. federal and state tax rate), plus (2) a tax gross-up amount. The “make whole amount” applicable to a breach by the Operating Partnership of the obligations described in clause (ii) above is generally equal to the sum of (1) the product of the amount of income or gain recognized by the protected partner by reason of such breach, multiplied by an assumed tax rate, plus (2) a tax gross-up amount. As of December 31, 2024, 28 of our 294 wholly-owned properties, four outparcels, and the land under which one of our properties is located, comprising approximately 10.2% of our annualized base rent, are subject to the protection described in clause (i) above, and the potential “make-whole amount” on the estimated aggregate amount of built-in gain subject to such protection is approximately $117.9 million.
Additionally, in the event a fundamental transaction occurs during the tax protection period in which the Company or the Operating Partnership is acquired by, or merged with or into, certain acquiror entities, each protected partner shall be provided with certain choices of consideration for each of their OP units, including (i) the same consideration that is paid with respect to each share of our common stock and (ii) units of partnership interest in certain acquiror partnerships. During the tax protection period, if a protected partner elects to receive the units described in clause (ii) in the preceding sentence and the Company, the Operating Partnership or their successors fail (without the written approval of the Partners’ Representative) to comply with certain equity, leverage or distribution obligations, then to the extent any protected partner elects to, or is required to, receive the consideration payable with respect to the redemption, exchange or other liquidity rights relating to such units, the Operating Partnership will pay each affected protected partner an amount of cash equal to the estimated applicable “make whole amount.” The “make whole amount” applicable to such transaction is generally equal to the sum of (1) the product of the amount of income or gain recognized by the protected partner in respect of such transaction, multiplied by an assumed tax rate, plus (2) a tax gross-up amount.
We and the Operating Partnership entered into an additional tax protection agreement (the “2021 TPA”) on July 19, 2021 with Mr. Edison, Mr. Murphy and Mr. Myers, which will become effective upon the expiration of the 2017 TPA. The 2021 TPA generally has the following terms: (i) the 2021 TPA will severally provide to Mr. Edison, Mr. Murphy and Mr. Myers the same protection provided under the 2017 TPA until 2031, so long as (a) Mr. Edison, Mr. Murphy or Mr. Myers (or their permitted transferees), as applicable, individually owns at least 65% of the OP units owned by him as of July 19, 2021 and (b) in the case of Mr. Murphy or Mr. Myers, Mr. Edison individually owns at least 65% of the OP units owned by him as of July 19, 2021; and (ii) following the expiration of the four-year tax protection period under the 2021 TPA in 2031, for so long as Mr. Edison holds at least $5 million in value of OP units, (a) Mr. Edison will have the opportunity to guarantee debt of the Operating Partnership or enter into a “deficit restoration” obligation, and (b) the Operating Partnership will provide reasonable notice to Mr. Edison before effecting a significant transaction reasonably likely to result in the recognition of more than one-third of the built-in gain allocated to Mr. Edison that was protected under the 2017 TPA as of July 19, 2021, and will consider in good faith any proposal made by Mr. Edison relating to structuring such transaction in a manner to avoid or mitigate adverse tax consequences to him; provided, however, that any such proposal by Mr. Edison would not, in the sole discretion of the Board, adversely affect or be reasonably likely to adversely affect the Company (including with respect to the timing or certainty of closing of any such transaction). The Operating Partnership has no obligation to ensure that the counterparty in a transaction accepts any alternative structure proposed by Mr. Edison.

2025 PROXY STATEMENT	56

Mr. Edison is a protected partner and the “Partners’ Representative” under the 2017 TPA and the 2021 TPA. Mr. Murphy and Mr. Myers are also protected partners under the 2017 TPA and the 2021 TPA.
As Ms. Wang is the daughter of Mr. Edison, each of the transactions described above involving Mr. Edison may be considered related party transactions with respect to Ms. Wang.
Institutional REIT Contribution Agreement
On July 1, 2021, the Operating Partnership and certain of its subsidiaries entered into a contribution agreement, pursuant to which certain subsidiaries of the Operating Partnership contributed certain assets, including ownership interests in 23 wholly-owned properties, to Phillips Edison Institutional REIT LLC (the “Institutional REIT”), in exchange for equity interests in the Institutional REIT in transactions treated as tax-deferred contributions for U.S. federal income tax purposes. In the event we recognize gain on the taxable disposition of the stock of the Institutional REIT during the terms of the 2017 TPA or 2021 TPA, we would incur additional liability under those agreements.
Equity Holder Agreement
We and the Operating Partnership entered into an equity holder agreement at the closing of the PELP Transaction providing certain rights to the parties thereto. Among other things, if we file a Form S-3, each named equity holder (except any equity holder that has permanently waived such rights) will have the opportunity to be named as a selling securityholder and register their shares of our common stock held (or received upon the exchange of their OP units), subject to certain exceptions.
Aircraft Leases
PECO Air LLC (“PECO Air”), an entity in which Mr. Edison owns a 50% interest, owns an aircraft that the Company uses for business purposes pursuant to two written lease agreements. During 2024, we made aggregate payments of approximately $0.9 million to PECO Air, which represents the aggregate annual fees owed pursuant to the two lease agreements. In addition, we entered into an aircraft time sharing agreement with Mr. Edison for personal use of the aircraft leased to us by PECO Air. The FAA limits the costs that can be charged and reimbursed under a time share arrangement. Mr. Edison pays an hourly fee that is within the constraints of the FAA requirements, but is less than the hourly costs we incur under the lease agreements. In 2024, the cost of Mr. Edison’s use of the Company leased aircraft incurred by us exceeded the amount reimbursed by Mr. Edison by approximately $44,473, which is included as compensation for Mr. Edison in the “All Other Compensation” column of the table set forth in “Executive Compensation Tables— Summary Compensation Table.” Occasionally, Mr. Edison’s spouse, family member, or other guests may be passengers on the Company’s leased aircraft when the aircraft is already scheduled for business use by Mr. Edison. There was no incremental cost to the Company associated with these additional passengers.

2025 PROXY STATEMENT	57

Stockholder Proposals and Director Nominations—2026 Annual Meeting of Stockholders
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in PECO’s proxy materials for the 2026 Annual Meeting of stockholders, must be received at PECO’s principal executive office, Phillips Edison & Company, Inc., Attention: Secretary, 11501 Northlake Drive, Cincinnati, Ohio 45249, no later than 5:00 p.m. Eastern Time on November 19, 2025.
In addition, our bylaws currently provide that for director nominations or other business to be properly brought at an Annual Meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Section 2.12 of our current bylaws. These notice provisions require that nominations of individuals for election to the Board and the proposal of business to be considered by the stockholders at the 2026 Annual Meeting of stockholders, together with the information and other materials required by our bylaws, must be received no earlier than October 20, 2025 and no later than 5:00 p.m. Eastern Time on November 19, 2025. However, if the date of the 2026 Annual Meeting is advanced more than 30 days prior to, or delayed more than 30 days after, May 1, 2026, such proposals must be delivered between 5:00 p.m. Eastern Time on the 150th day prior to the date of the 2026 Annual Meeting and 5:00 p.m. Eastern Time on the later of (i) the 120th day prior to the date of the 2026 Annual Meeting or (ii) the tenth day following the date on which public announcement of the date of the 2026 Annual Meeting is first made.

In addition to satisfying the foregoing requirements under our current bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies for the 2026 Annual Meeting in support of director nominees other than PECO’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the rules promulgated under the Exchange Act no later than March 2, 2026. However, if the date of the 2026 Annual Meeting is advanced more than 30 days prior to, or delayed more than 30 days after, May 1, 2026, such notice must be provided prior to the later of (i) the 60th day prior to the date of the 2026 Annual Meeting or (ii) the tenth day following the date on which public announcement of the date of the 2026 Annual Meeting is first made. All proposals should be submitted in writing to: Phillips Edison & Company, Inc., Attention: Secretary, 11501 Northlake Drive, Cincinnati, OH 45249. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 Annual Meeting of stockholders.
Householding of Proxy Materials
SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as ‘‘householding,’’ is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources. Stockholders that have been notified of and consented to householding will receive only one copy of this Proxy Statement.
If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by requesting them in writing at: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; or by emailing InvestorRelations@phillipsedison.com. We will promptly send additional copies of this Proxy Statement. Stockholders sharing an address that are receiving multiple copies of this Proxy Statement can request delivery of a single copy of this Proxy Statement by contacting their broker, bank or other intermediary or by contacting the Company as indicated above.
Where You Can Find More Information
PECO files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. This Proxy Statement is, and PECO filings with the SEC are, available to the public over the internet at

2025 PROXY STATEMENT	58

the SEC’s website at www.sec.gov. Investors may also consult our website for more information at www.phillipsedison.com/investors.
Copies of annual, quarterly and current reports, proxy statements and other information required to be filed with the SEC by PECO are available to our stockholders without charge upon written or oral request, excluding any exhibits to those filings. Our stockholders can obtain any of these filings by requesting them in writing at: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; or by emailing InvestorRelations@phillipsedison.com.
FREQUENTLY ASKED QUESTIONS REGARDING OUR ANNUAL MEETING

Q:	Why am I being provided with these materials?
A:
We have made these proxy materials available to you via the internet or, upon your request, have delivered printed versions to you by mail in connection with the Board’s solicitation of proxies for our Annual Meeting to be held on May 1, 2025, and any postponements or adjournments of the Annual Meeting. The Annual Meeting will be solely a virtual meeting of stockholders, and will be held at 1:00 P.M., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PECO2025. By use of a proxy, you can vote whether you participate in the Annual Meeting or not. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. This Proxy Statement and the related proxy card were first made available to our stockholders on or about March 19, 2025.

Q:	Why are you holding a virtual Annual Meeting?
A:
We believe holding our Annual Meeting via live webcast is an environmentally-friendly way to provide expanded access, improved communication and cost savings for our stockholders and the Company. The virtual meeting provides the same rights to participate as an in-person meeting. Stockholders will not be permitted to physically attend the Annual Meeting. During the Annual Meeting, you may submit questions and vote your shares electronically.

Q:	Who is entitled to vote?
A:
Only holders of record of shares of the Company’s common stock at the close of business on March 7, 2025, the record date, or their duly appointed proxies are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were approximately 125,371,924 shares of the Company’s common stock outstanding and approximately 13,013,734 non-voting OP units not held by the Company, which are exchangeable for shares of the Company’s common stock.

Q:	Who can participate in the Annual Meeting?
A:	Persons with evidence of stock ownership as of the record date, including both registered holders and stockholders whose shares are held in street name (defined below) can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/PECO2025. You will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with one. You may also submit questions in advance of the Annual Meeting by visiting www.proxyvote.com/peco and entering your control number. Additional information regarding stockholder questions and participation, rules, procedures and technical support can be viewed 15 minutes prior to the meeting at www.virtualshareholdermeeting.com/PECO2025.

Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner or in “street name”?
A:	If your shares were registered directly in your name as of the record date with our transfer agent, Computershare Trust Company, N.A., you are considered the “registered stockholder” of those shares. As a stockholder of record, we will mail the Notice Regarding the Availability of Proxy Materials or, if requested, copies of the proxy materials directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee (“street name”), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Notice Regarding the Availability of Proxy Materials or, if requested, printed proxy materials and our 2024 Annual Report were forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions included in the materials.

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Q:	How many votes do I have?
A:	Each share of the Company’s common stock is entitled to one vote on each of the ten director nominees and one vote on each of the other proposals. Stockholders may not cumulate votes in the election of directors.

Q:	Who is asking for my vote, and who pays for this proxy solicitation?
A:
Your proxy is being solicited by the Board. PECO is paying the cost of soliciting proxies. Proxies may be solicited personally, by telephone, electronically via the internet or by mail. In accordance with the regulations of the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy and solicitation materials to beneficial owners of our common stock.

Q:	What constitutes a “quorum”?
A:
Our bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of our stockholders. Proxies received but marked as abstentions and “broker non-votes,” if any, are treated as being present at the Annual Meeting for purposes of determining whether a quorum is present. No business may be conducted at the Annual Meeting if a quorum is not present. Pursuant to PECO’s bylaws, the chairman of the meeting may adjourn the Annual Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.

Q:	What is a “broker non-vote”?
A:
A “broker non-vote” occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his or her discretion. This means that if the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters.

Q:	What are the voting requirements of the proposals? How are abstentions and broker non-votes treated?
A:
Proposal 1: Election of Directors – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, an affirmative vote of the majority of the total votes cast for and against such nominee is required for the election of a director. Votes cast includes votes against but excludes abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at the Annual Meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.
Proposal 2: Advisory Resolution to Approve Executive Compensation – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory resolution to approve executive compensation, commonly referred to as a “say-on-pay” resolution. Approval requires the affirmative vote of a majority of votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes are not votes cast and will have no effect on the vote on this proposal. The say-on-pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.
Proposal 3: Ratification Appointment of Independent Registered Public Accounting Firm – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the independent registered public accounting firm selected by the Audit Committee. Ratification by the stockholders requires the affirmative vote of the majority of votes cast on the proposal at the meeting. Abstentions are not votes cast and will have no effect on the vote on this proposal. Because this proposal is considered “routine,” brokers, banks and other nominees have discretionary authority to vote without receiving instructions. Thus, we do not expect any broker non-votes on this proposal.

2025 PROXY STATEMENT	60

Q:	How do I vote?
A:
Registered stockholders or stockholders that hold shares in street name as of the close of business on the record date may vote in one of the following ways (as applicable):
Registered Stockholders:
Internet. You may submit a proxy by going to proxyvote.com/peco with use of the control number on your proxy card. Once at the website, follow the instructions to submit a proxy.
Telephone. You may submit a proxy using the toll-free number at 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the control number from your proxy card.
Mail. You may submit a proxy by completing, signing, dating, and returning your proxy card, or voting instruction card, in the pre-addressed postage-paid envelope provided.
The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the internet or by telephone, then you do not need to return a written proxy card or voting instruction card by mail. These internet and telephone facilities will close at 11:59 p.m. Eastern Time on April 29, 2025.
Live Annual Meeting Participation. You may elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted by mail, telephone or internet will be superseded.
Stockholders holding in street name:
Voting Instructions. You may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
Live Annual Meeting Participation. You may elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted will be superseded.

Q:	How will my proxy be voted?
A:	All PECO shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendations of the Board. If you hold your shares in “street name,” through a broker, a bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee on Proposals 1 and 2, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is considered a routine matter, and your broker has the authority to vote your shares on this proposal in their discretion. If any other business is properly presented at the Annual Meeting, a properly submitted proxy gives authority to each of John P. Caulfield and Tanya E. Brady, or their designee(s), to vote on such matters in accordance with the recommendation of the Board or, in the absence of such a recommendation, in his or her discretion.

Q:	How does the Board recommend I vote?
A:
The Board unanimously recommends that stockholders vote:
• FOR each of the nominees named in this Proxy Statement for election as a director;
• FOR the approval of the non-binding, advisory resolution to approve executive compensation; and
• FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

2025 PROXY STATEMENT	61

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:
Yes, a vote may be changed or a previously authorized proxy may be revoked at any time before it is exercised at the Annual Meeting by:
•notifying our Secretary in writing that you are revoking your proxy;
•executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or via the internet, in either case, so long as we receive such card or later-dated proxy before the Annual Meeting date; or
•participating in the Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.
Only the most recently submitted proxy will be counted and all others will be discarded regardless of the method of voting.
Stockholders who hold shares in street name may revoke their voting instructions by following the instructions provided by their broker, bank or other nominee.

Q:	Will my vote make a difference?
A:
YES! Your vote is needed to ensure that the proposals can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Please vote promptly. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

2025 PROXY STATEMENT	62

Annex A
Same-Center NOI
The Company presents Same-Center NOI as a supplemental measure of its performance. The Company defines NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the years ended December 31, 2024 and 2023, Same-Center NOI represents the NOI for properties that were wholly-owned and operational for the entire portion of all comparable reporting periods and therefore highlights operating trends such as occupancy levels, rental rates, and operating costs. The Company believes Same-Center NOI provides useful information to its investors about its financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, PECO’s Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect the operations of its entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties that could materially impact its results from operations.
Nareit FFO, Core FFO, and Adjusted FFO
Nareit FFO is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. Nareit defines FFO as net income (loss) computed in accordance with GAAP, excluding: (i) gains (or losses) from sales of property and gains (or losses) from change in control; (ii) depreciation and amortization related to real estate; and (iii) impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect Nareit FFO on the same basis. The Company calculates Nareit FFO in a manner consistent with the Nareit definition.
Core FFO is an additional financial performance measure used by the Company as Nareit FFO includes certain non-comparable items that affect its performance over time. The Company believes that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods, and that it is more reflective of its core operating performance and provides an additional measure to compare PECO’s performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, the Company adjusts Nareit FFO to exclude certain recurring and non-recurring items including, but not limited to: (i) depreciation and amortization of corporate assets; (ii) changes in the fair value of the earn-out liability; (iii) amortization of unconsolidated joint venture basis differences; (iv) gains or losses on the extinguishment or modification of debt and other; (v) other impairment charges; (vi) transaction and acquisition expenses; and (vii) realized performance income.
Adjusted FFO is calculated as Core FFO adjusted to exclude: (i) straight-line rent and non-cash adjustments, such as amortization of market lease adjustments, debt discounts, deferred financing costs, and market debt adjustments; (ii) recurring capital expenditures, tenant improvement costs, and leasing commissions; (iii) non-cash share-based compensation expenses; and (iv) the Company’s prorated share of the aforementioned adjustments for its unconsolidated joint ventures. Adjusted FFO provides further insight into the Company’s portfolio performance by focusing on the revenues and expenditures directly involved in its operations and the management of its entire real estate portfolio. Recurring property-related capital expenditures are costs to maintain properties and their common areas, including new roofs, paving of parking lots, and other general upkeep items, and recurring corporate capital expenditures are primarily costs for computer software and equipment.

2025 PROXY STATEMENT	63

Nareit FFO, Core FFO, and Adjusted FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Core FFO and Adjusted FFO may not be useful measures of the impact of long-term operating performance on value if the Company does not continue to operate its business plan in the manner currently contemplated.
Accordingly, Nareit FFO, Core FFO, and Adjusted FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s Nareit FFO, Core FFO, and Adjusted FFO, as presented, may not be comparable to amounts calculated by other REITs.
Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate (“EBITDAre”) and Adjusted EBITDAre
Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.
Adjusted EBITDAre is an additional performance measure used by the Company as EBITDAre includes certain non-comparable items that affect the Company’s performance over time. To arrive at Adjusted EBITDAre, the Company excludes certain recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in the Company’s investments in its unconsolidated joint ventures; (iv) transaction and acquisition expenses; and (v) realized performance income.
The Company has included the calculation of EBITDAre to better align with publicly traded REITs. The Company uses EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow it to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. Additionally, the Company believes they are a useful indicator of its ability to support its debt obligations. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

2025 PROXY STATEMENT	64

Same-Center NOI
The table below compares Same-Center NOI (dollars in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2024	2023	$ Change	% Change
Revenues:
Rental income(1)	$452,177	$433,738	$18,439
Tenant recovery income	144,982	141,395	3,587
Reserves for uncollectibility(2)	(4,527)	(3,615)	(912)
Other property income	2,779	2,903	(124)
Total revenues	595,411	574,421	20,990	3.7%
Operating expenses:
Property operating expenses	92,442	87,305	(5,137)
Real estate taxes	72,525	72,537	12
Total operating expenses	$164,967	$159,842	$(5,125)	(3.2)%
Total Same-Center NOI	$430,444	$414,579	$15,865	3.8%
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
(2)Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or the Company deems it appropriate to resume recording revenue on an accrual basis, rather than on a cash basis.
Same-Center NOI Reconciliation - Below is a reconciliation of Net Income to NOI and Same-Center NOI (in thousands):

	Year Ended December 31,
	2024	2023
Net income	$69,696	$63,762
Adjusted to exclude:
Fees and management income	(10,731)	(9,646)
Straight-line rental income(1)	(9,646)	(10,185)
Net amortization of above- and below-market leases	(6,587)	(5,178)
Lease buyout income	(867)	(1,222)
General and administrative expenses	45,611	44,366
Depreciation and amortization	253,016	236,443
Interest expense, net	96,990	84,232
Loss (gain) on disposal of property, net	30	(1,110)
Other expense, net	5,732	7,312
Property operating expenses related to fees and management income	3,323	2,059
NOI for real estate investments	446,567	410,833
Less: Non-same-center NOI(2)	(16,123)	3,746
Total Same-Center NOI	$430,444	$414,579
(1)Includes straight-line rent adjustments for Neighbors for whom revenue is being recorded on a cash basis.
(2)Includes operating revenues and expenses from non-same-center properties, which includes properties acquired or sold, and corporate activities.

2025 PROXY STATEMENT	65

Nareit FFO, Core FFO, and Adjusted FFO
The following table presents the Company’s calculation of Nareit FFO, Core FFO, and Adjusted FFO and provides additional information related to its operations (in thousands, except per share amounts):

	Year Ended December 31,
	2024	2023	2022	2021	2020
CALCULATION OF NAREIT FFO ATTRIBUTABLE TO STOCKHOLDERS AND OP UNIT HOLDERS
Net income	$69,696	$63,762	$54,529	$17,233	$5,462
Adjustments:
Depreciation and amortization of real estate assets	251,250	234,260	232,571	217,564	218,738
Impairment of real estate assets	—	—	322	6,754	2,423
Loss (gain) on disposal of property, net	30	(1,110)	(7,517)	(30,421)	(6,494)
Adjustments related to unconsolidated joint ventures	2,795	2,636	842	72	1,552
Nareit FFO attributable to stockholders and OP unit holders	$323,771	$299,548	$280,747	$211,202	$221,681
CALCULATION OF CORE FFO ATTRIBUTABLE TO STOCKHOLDERS AND OP UNIT HOLDERS
Nareit FFO attributable to stockholders and OP unit holders	$323,771	$299,548	$280,747	$211,202	$221,681
Adjustments:
Depreciation and amortization of corporate assets	1,766	2,183	3,653	3,869	5,941
Change in fair value of earn-out liability	—	—	1,809	30,436	(10,000)
Impairment of investment in third parties	—	3,000	—	—	—
Other impairment charges	—	—	—	—	359
Transaction and acquisition expenses	4,993	5,675	10,551	5,363	539
Loss on extinguishment or modification of debt and other, net	1,290	368	1,025	3,592	4
Amortization of unconsolidated joint venture basis differences	13	17	220	1,167	1,883
Realized performance income(1)	—	(75)	(2,742)	(675)	—
Core FFO attributable to stockholders and OP unit holders	$331,833	$310,716	$295,263	$254,954	$220,407
CALCULATION OF ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS AND OP UNIT HOLDERS
Core FFO attributable to stockholders and OP unit holders	$331,833	$310,716	$295,263	$254,954	$220,407
Adjustments:
Straight-line rent and above- and below-market leases and contracts	(16,737)	(15,822)	(16,625)	(13,008)	(6,498)
Non-cash debt adjustments	7,664	7,121	5,884	6,260	7,418
Capital expenditures and leasing commissions(2)	(59,091)	(59,862)	(56,482)	(52,009)	(37,885)
Non-cash share-based compensation expense	10,393	7,841	9,228	13,530	4,673
Adjustments related to unconsolidated joint ventures	(870)	(662)	(613)	(783)	(502)
Adjusted FFO attributable to stockholders and OP unit holders	$273,192	$249,332	$236,655	$208,944	$187,613

NAREIT FFO/CORE FFO/ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS AND OP UNIT HOLDERS PER DILUTED SHARE
Weighted-average shares of common stock outstanding - diluted	136,821	132,970	130,332	116,672	111,156
Nareit FFO attributable to stockholders and OP unit holders per share - diluted	$2.37	$2.25	$2.15	$1.81	$1.99
Core FFO attributable to stockholders and OP unit holders per share - diluted	$2.43	$2.34	$2.27	$2.19	$1.98
Adjusted FFO attributable to stockholders and OP unit holders per share - diluted	$2.00	$1.88	$1.82	$1.79	$1.69
(1)Realized performance income includes fees received related to the achievement of certain performance targets in the Company’s NRP joint venture.
(2)Excludes development and redevelopment projects.

2025 PROXY STATEMENT	66

Financial Leverage Ratios
The Company believes its net debt to Adjusted EBITDAre allows it access to future borrowings as needed in the near term. The following table presents the Company’s calculation of net debt and total enterprise value, inclusive of its prorated portion of net debt and cash and cash equivalents owned through its unconsolidated joint ventures (in thousands):

	December 31,
	2024	2023
Net debt:
Total debt, excluding discounts, market adjustments, and deferred financing expenses	$2,166,326	$2,011,093
Less: Cash and cash equivalents	5,470	5,074
Total net debt	$2,160,856	$2,006,019

Enterprise value:
Net debt	$2,160,856	$2,006,019
Total equity market capitalization(1)(2)	5,175,286	4,955,480
Total enterprise value	$7,336,142	$6,961,499
(1)Total equity market capitalization is calculated as diluted shares multiplied by the closing market price per share, which includes 138.2 million and 135.8 million diluted shares as of December 31, 2024 and 2023, respectively, and the closing market price per share of $37.46 and $36.48 as of December 31, 2024 and 2023, respectively.
(2)Fully diluted shares include common stock and OP units.
The following table presents the calculation of net debt to Adjusted EBITDAre (dollars in thousands):

	December 31,
	2024		2023
Net debt to Adjusted EBITDAre - annualized:
Net debt	$2,160,856		$2,006,019
Adjusted EBITDAre - annualized(1)	430,584		396,103
Net debt to Adjusted EBITDAre - annualized	5.0	x	5.1	x
(1)Adjusted EBITDAre is based on a trailing twelve month period. See “EBITDAre and Adjusted EBITDAre” below for a reconciliation to Net Income..

2025 PROXY STATEMENT	67

EBITDAre and Adjusted EBITDAre
The following table presents the Company’s calculation of EBITDAre and Adjusted EBITDAre (in thousands):

	Year Ended December 31,
	2024	2023
Calculation of EBITDAre
Net income	$69,696	$63,762
Adjustments:
Depreciation and amortization	253,016	236,443
Interest expense, net	96,990	84,232
Loss (gain) on disposal of property, net	30	(1,110)
Impairment of real estate assets	—	—
Federal, state, and local tax expense	1,821	438
Adjustments related to unconsolidated joint ventures	4,025	3,721
EBITDAre	$425,578	$387,486
Calculation of Adjusted EBITDAre
EBITDAre	$425,578	$387,486
Adjustments:
Impairment of investment in third parties	—	3,000
Change in fair value of earn-out liability	—	—
Transaction and acquisition expenses	4,993	5,675
Amortization of unconsolidated joint venture basis differences	13	17
Realized performance income(1)	—	(75)
Adjusted EBITDAre	$430,584	$396,103
(1)Realized performance income includes fees received related to the achievement of certain performance targets in the Company’s NRP joint venture.

2025 PROXY STATEMENT	68

PHILLIPS EDISON & COMPANY®

11501 NORTHLAKE DRIVE CINCINNATI, OH 45249

GROCERY **CENTERED.** COMMUNITY **FOCUSED.**

Open 24 Hrs
Harris Teeter

Kroger

PHILLIPS EDISON & COMPANY

11501 NORTHLAKE DRIVE
CINCINNATI, OH 45249

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PECO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66301-P24849

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHILLIPS EDISON & COMPANY, INC.

The Board of Directors recommends a vote **FOR** all nominees listed in Proposal 1.

1. Election of Directors

Nominees:

	For	**Against**	**Abstain**
1a. Jeffrey S. Edison	☐	☐	☐
1b. Leslie T. Chao	☐	☐	☐
1c. Elizabeth O. Fischer	☐	☐	☐
1d. Devin I. Murphy	☐	☐	☐
1e. Stephen R. Quazzo	☐	☐	☐
1f. Jane E. Silfen	☐	☐	☐
1g. John A. Strong	☐	☐	☐
1h. Anthony E. Terry	☐	☐	☐
1i. Parilee E. Wang	☐	☐	☐
1j. Gregory S. Wood	☐	☐	☐

The Board of Directors recommends you vote **FOR** Proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approve a non-binding, advisory resolution on executive compensation as more fully described in the proxy statement for the annual meeting.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this proxy card and date. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PHILLIPS EDISON & COMPANY

PROXY FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
PHILLIPS EDISON & COMPANY, INC.

1:00 p.m. ET on May 1, 2025
Via live webcast at www.virtualshareholdermeeting.com/PECO2025

Your Vote is Very Important!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2025:
The Notice and Proxy Statement and 2024 Form 10-K are available at www.proxyvote.com.

V66302-P24849

Phillips Edison & Company, Inc.
11501 Northlake Drive, Cincinnati, Ohio 45249
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints each of John P. Caulfield and Tanya E. Brady, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to attend the 2025 Annual Meeting of Stockholders of Phillips Edison & Company, Inc. (the "Company") to be held at 1:00 p.m. ET on May 1, 2025, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all of the votes that the undersigned would be entitled to cast at said meeting and to otherwise represent the undersigned at said meeting with all powers possessed by the undersigned if personally present at said meeting. The undersigned acknowledges receipt of the notice of the 2025 Annual Meeting of Stockholders, the notice and proxy statement and the 2024 Form 10-K, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to said meeting.

The votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder. If this proxy is executed but no direction is made, the votes entitled to be cast by the undersigned will be cast (i) "FOR" all nominees in Proposal 1 and (ii) "FOR" Proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

IF YOU AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.